AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 12, 1996
                                                      REGISTRATION NO. 333-9287
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                        INTERNATIONAL NETWORK SERVICES
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

             CALIFORNIA                              7379                        77-0289509
   (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                        INTERNATIONAL NETWORK SERVICES
                             1213 INNSBRUCK DRIVE
                              SUNNYVALE, CA 94089
                                (408) 542-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                              DONALD K. MCKINNEY
                            CHIEF EXECUTIVE OFFICER
                        INTERNATIONAL NETWORK SERVICES
                             1213 INNSBRUCK DRIVE
                              SUNNYVALE, CA 94089
                                (408) 542-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
       ELIZABETH R. FLINT, ESQ.                 GREGORY M. GALLO, ESQ
          BRIAN C. ERB, ESQ.                  DENNIS C. SULLIVAN, ESQ.
       SUSAN L. STAPLETON, ESQ.                SCOTT M. STANTON, ESQ.
   WILSON SONSINI GOODRICH & ROSATI         GRAY CARY WARE & FREIDENRICH
       PROFESSIONAL CORPORATION              A PROFESSIONAL CORPORATION
          650 PAGE MILL ROAD                     400 HAMILTON AVENUE
          PALO ALTO, CA 94304                    PALO ALTO, CA 94301
            (415) 493-9300                         (415) 328-6561

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _______________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ______________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                         INTERNATIONAL NETWORK SERVICES

                             CROSS-REFERENCE SHEET

  PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF
                   INFORMATION REQUIRED BY ITEMS OF FORM S-1

               FORM S-1
        ITEM NUMBER AND HEADING                LOCATION IN PROSPECTUS
        -----------------------                ----------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page

  2. Inside Front and Outside Back
      Cover Pages of Prospectus....   Inside Front and Outside Back Cover Pages

  3. Summary Information, Risk
      Factors and Ratio of Earnings
      to Fixed Charges.............   Prospectus Summary; The Company; Risk
                                      Factors

  4. Use of Proceeds...............   Prospectus Summary; Use of Proceeds

  5. Determination of Offering
      Price........................   Outside Front Cover Page; Underwriters

  6. Dilution......................   Dilution

  7. Selling Security Holders......   Not Applicable

  8. Plan of Distribution..........   Outside and Inside Front Cover Pages;
                                       Underwriters

  9. Description of Securities to
      be Registered................   Prospectus Summary; Dividend Policy;
                                       Capitalization; Description of Capital
                                       Stock

 10. Interests of Named Experts and
      Counsel......................   Not Applicable

 11. Information with Respect to
      the Registrant...............   Outside and Inside Front Cover Pages;
                                       Prospectus Summary; The Company; Risk
                                       Factors; Use of Proceeds; Dividend
                                       Policy; Capitalization; Dilution;
                                       Selected Financial Data; Management's
                                       Discussion and Analysis of Financial
                                       Condition and Results of Operations;
                                       Business; Management; Certain
                                       Transactions; Principal Shareholders;
                                       Description of Capital Stock; Shares
                                       Eligible for Future Sale; Legal Matters;
                                       Experts; Financial Statements

 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued September 4, 1996

                                2,500,000 Shares

                   [LOGO OF INTERNATIONAL NETWORK SERVICES]

                                  COMMON STOCK

                                  -----------

 ALL OF  THE  SHARES OF  COMMON STOCK  OFFERED HEREBY  ARE BEING  SOLD  BY THE
  COMPANY. PRIOR  TO THIS OFFERING, THERE  HAS BEEN NO PUBLIC MARKET  FOR THE
    COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE  INITIAL
     PUBLIC OFFERING  PRICE  WILL BE  BETWEEN $9  AND $11  PER  SHARE. SEE
      "UNDERWRITERS" FOR A DISCUSSION OF  THE FACTORS TO BE CONSIDERED IN
        DETERMINING THE INITIAL PUBLIC  OFFERING PRICE. APPLICATION  HAS
         BEEN MADE  TO LIST  THE  SHARES FOR  QUOTATION ON  THE NASDAQ
                   NATIONAL MARKET UNDER THE SYMBOL "INSS."

                                  -----------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES COMMISSION NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.   ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $             $
Total(3)....................................  $           $             $

- -----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

  (2) Before deducting expenses payable by the Company estimated at $860,000.

  (3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 375,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
      $    , $     and $    , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Gray Cary Ware & Freidenrich, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about       , 1996 at the office
of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
         Incorporated
                              ALEX. BROWN & SONS
                                 Incorporated
                                                   ROBERTSON, STEPHENS & COMPANY

      , 1996

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL      , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
The Company..............................................................   4
Risk Factors.............................................................   5
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  11
Capitalization...........................................................  12
Dilution.................................................................  13
Selected Financial Data..................................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  21
Management...............................................................  32
Certain Transactions.....................................................  38
Principal Shareholders...................................................  39
Description of Capital Stock.............................................  41
Shares Eligible for Future Sale..........................................  43
Underwriters.............................................................  45
Legal Matters............................................................  46
Experts..................................................................  46
Additional Information...................................................  46
Index to Financial Statements............................................ F-1

                               ----------------

  International Network Services, INS, EnterprisePRO, "Providing the Power of Operable Networks" and "Providing the Power of Predictable Networks" are trademarks of the Company. This Prospectus also includes product names and other trade names and trademarks of the Company and of other organizations.

                               ----------------

  Except as otherwise noted herein, all information in this Prospectus (i) assumes the conversion of all outstanding shares of the Company's Mandatorily Redeemable Convertible Preferred Stock (the "Preferred Stock") into shares of Common Stock, which will occur automatically upon the closing of this offering, (ii) assumes no exercise of the Underwriters' over-allotment option,
(iii) assumes the issuance of 237,053 shares upon the exercise of warrants upon the closing of this offering and (iv) reflects an increase in the authorized number of shares of Common Stock from 45,000,000 to 75,000,000 shares and the authorization of 5,000,000 shares of blank check Preferred Stock which will be effected upon the closing of this offering. See "Description of Capital Stock" and "Underwriters." The Company's fiscal year is composed of four 13-week quarters, each of which ends on the last Sunday of the final fiscal month of the quarter, with the fiscal year ending on the Sunday closest to June 30th. For presentation purposes, each fiscal quarter and year is titled as ending on the last date of the applicable month.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

THE NETWORK WIZARDS . . .
PROVIDING THE POWER OF OPERABLE NETWORKS.

(INS logo and graphic of wizard)

THE GROWTH OF NETWORK TRAFFIC . . .

More businesses are increasingly using client/server based applications, e-mail, remote access, the Internet, corporate Intranets, video, graphics and audio. The increase in the amount of data generated by these applications combined with the large number of users connected to networks has increased traffic and placed higher demands on networks.

(Photograph of large room of workers using computer)

HAS LED TO INCREASINGLY COMPLEX NETWORKS . . .

Network hardware and software companies are rapidly developing sophisticated new technologies such as routers, inverse multiplexers, switches, ATM and virtual LANs to accommodate the increase in data traffic. In addition, the complexity of networks is magnified by the need to integrate these new technologies with legacy network systems.

(Graphic of networks)

THAT REQUIRE A FULL RANGE OF SERVICES AND EXPERTISE.

INS is a provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multivendor environments. As a services only provider, the Company believes it provides unbiased assessments and optimal solutions for its clients. In addition, the Company provides a focused, flexible approach to assisting clients in any or all phases of the network life cycle. As a result, the Company's services are particularly well suited to clients who out-task a portion of their information technology infrastructure.

(Graphic showing life cycle of services, planning, design, implementation, operations and optimization)

INS TECHNOLOGY EXPERTISE

 .Wide area networks
 .Network management
 .Network and host security
 .Frame relay
 .High performance LANs and Virtual LANs
 .ATM
 .TCP/IP
 .SNA
 .Switching
 .SNMP

SERVING A BROAD RANGE OF LARGE CLIENTS . . .

 . AT&T                     .Countrywide Home Loans .Lam Research .Robert Half
 . Ascend Communications    .Cox Communications     .MCI          .SAIC
 . Cable and Wireless       .Georgia Pacific        .MFS Datanet  .Sprint
 . Continental Cablevision  .Kaiser Permanente      .NCR          .UJB Financial

REQUIRES COLLABORATION BY EXPERTS . . .

The Company's network systems engineers together have expertise in a wide array of computer and network systems. Knowledge Network, the Company's on-line solutions resource, enables the Company to leverage the collective talents of its experts to provide solutions to clients' network services needs.

(Photograph of engineer looking at INS Knowledge Network on a computer)

FROM A LEADING NETWORK SERVICE PROVIDER.

With 435 employees and offices in 17 cities, INS is a provider of services for complex enterprise networks.

(Graphic of map of United States with dot for each city in which the Company has an office)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus, including under "Risk Factors."

                                  THE COMPANY

  International Network Services ("INS" or the "Company") is a provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multivendor environments. Areas of expertise include WANs, network management, network and host security and high performance LANs and VLANs. As a services only provider, the Company believes that it is able to provide unbiased assessments and optimal solutions for its clients. The Company offers its services on a long or short term basis in any or all phases of the network life cycle. As a result, the Company's services are particularly well suited to clients who out-task a portion of their information technology infrastructure. The Company has developed an on-line solutions resource, Knowledge Network, through which the Company's network systems engineers communicate and collaborate to provide solutions to clients' complex enterprise network needs. In addition, the Company is leveraging its expertise in complex networks to develop electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. The Company's current electronic service, EnterprisePRO, is designed to collect data, generate reports and compile network information for use in the optimization of networks. The Company's clients include AT&T, Ascend Communications, Cable and Wireless, Continental Cablevision, Countrywide Home Loans, Cox Communications, Georgia Pacific, Kaiser Permanente, Lam Research, MCI, MFS Datanet, NCR, Robert Half, SAIC, Sprint and UJB Financial. Together, these current clients of the Company represented approximately 43% of the Company's fiscal 1996 revenues, ranging from a high of 17% of revenue to a low of .2%. The Company serves its clients, many of which have multi-location enterprise networks, through its nationwide network of 17 offices. As of June 30, 1996, the Company had 344 network systems engineers.

                                  THE OFFERING

Common Stock offered.............  2,500,000 shares
Common Stock to be outstanding
 after the offering..............  30,909,977 shares(1)
Use of proceeds..................  For repayment of debt and general corporate purposes, including working capital and
                                   capital expenditures
Proposed Nasdaq National Market
 symbol..........................  INSS

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               PERIOD FROM
                             AUGUST 19, 1991       YEAR ENDED JUNE 30,
                             (INCEPTION) TO  ----------------------------------
                              JUNE 30, 1992   1993     1994     1995     1996
                             --------------- -------  -------  -------  -------
STATEMENT OF OPERATIONS
 DATA:
Revenue....................       $ 186      $ 1,479  $ 7,565  $15,549  $44,092
Total operating expenses...         877        3,556    8,929   14,733   39,378
Net income (loss)..........        (701)      (2,161)  (1,394)     775    2,877
Net income (loss)
 attributable to Common
 Stock.....................                            (1,797)    (108)   1,742
Net income (loss) per share
 (2).......................                           $ (0.07) $  0.03  $  0.09
Net income (loss)
 attributable to Common
 Stock per share...........                           $ (0.09) $   --   $  0.06
Shares used to compute net
 income (loss) per
 share (2).................                            19,385   29,427   30,620
Shares used to compute net
 income (loss) attributable
 to Common Stock per
 share.....................                            19,385   27,078   30,620

                                                            JUNE 30, 1996
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(3)
                                                        -------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $   869     $21,568
Working capital........................................   6,060      28,158
Total assets...........................................  18,072      38,771
Notes payable, less current portion....................     316         --
Mandatorily Redeemable Convertible Preferred Stock.....  12,427         --
Shareholders' equity (deficit).........................  (2,544)     32,297

- -------
(1) Based on shares outstanding as of August 15, 1996. Includes 237,053 shares of Common Stock to be issued upon the exercise of warrants upon the closing of this offering. Excludes (i) 2,316,920 shares of Common Stock issuable upon exercise of options outstanding as of August 15, 1996 at a weighted average exercise price of $1.96 per share, of which 737,730 shares were fully vested and exercisable as of August 15, 1996, (ii) 1,012,355 shares of Common Stock reserved for future issuance under the Company's Amended and Restated 1992 Flexible Stock Incentive Plan and (iii) 63,291 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $0.79 per share. In July 1996, the Company adopted the 1996 Stock Plan and 1996 Employee Stock Purchase Plan, under which 5,500,000 shares and 1,200,000 shares have been reserved for future grant, respectively. See "Management--Stock Plans," "Description of Capital Stock" and Notes 5 and 9 of Notes to Financial Statements.
(2) See Note 1 of Notes to Financial Statements for an explanation of shares used to compute net income per share.

(3) Adjusted to reflect (i) the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and application of the net proceeds therefrom (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), (ii) the exercise of warrants to purchase 237,053 shares of Common Stock at $0.10 per share upon the closing of this offering and (iii) the conversion of all outstanding Preferred Stock of the Company into an aggregate of 16,734,889 shares of Common Stock upon the closing of the offering. See "Capitalization."

                                  THE COMPANY

  INS is a provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multivendor environments. Areas of expertise include wide area networks ("WANs"), network management, network and host security, high performance local area networks ("LANs") and virtual LANs ("VLANs"). As a services only provider, the Company believes that it is able to provide unbiased assessments and optimal solutions for its clients. The Company offers its services on a long- or short-term basis in any or all phases of the network life cycle. As a result, the Company's services are particularly well suited to clients who out-task a portion of their information technology infrastructure. The Company has developed an on-line solutions resource, Knowledge Network, through which the Company's network systems engineers communicate and collaborate to provide solutions to clients' complex enterprise network needs. In addition, the Company is leveraging its expertise in complex networks to develop electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. The Company's current electronic service, EnterprisePRO, is designed to collect data, generate reports and compile network information for use in the optimization of networks.

  As network traffic has grown, the technology underlying networks has become increasingly complex. Network hardware and software companies are rapidly developing sophisticated new technologies such as routers, inverse multiplexers, switches, ATM and VLANs to accommodate the increase in data traffic. The implementation of these technologies requires significant expertise. In addition, the complexity of networks is magnified by the need to integrate these new technologies with legacy network systems. As a result, it is increasingly difficult for network managers to ensure the reliability, performance and security of these large, heterogeneous networks. Furthermore, the tools available to manage today's networks are themselves very complex and require investments in hardware, software, personnel and training.

  Although companies have attempted to develop the necessary expertise, this rapid technological change and increasing complexity has made it difficult for companies to implement and manage their large multivendor network environments. In addition, to remain competitive, companies are increasingly focused on their core business competencies and often turn to third-party service providers for non-core functions, such as those related to their computing environments. While some companies "out-source" their entire computing environment, an increasing number of companies are pursuing an approach to more actively manage their computing environments by "selectively out-sourcing" or "out-tasking" only a limited set of services. The rapid technological changes in networking and the move to out-tasking have created increased demand for third-party network services.

  The Company's objective is to become the premier provider of services for complex enterprise networks. The Company's strategy to achieve this objective includes building and strengthening client relationships, expanding its client base in existing and new markets, attracting and retaining high quality network systems engineers, developing and expanding its corporate infrastructure, expanding its electronic services and pursuing strategic acquisitions.

  The Company serves its clients, many of which have multi-location enterprise networks, through its nationwide network of 17 offices. The Company's clients represent a broad range of industries, including many of the world's leaders in telecommunications, technology, financial services, consumer products, manufacturing and systems integration. These clients include AT&T, Ascend Communications, Cable and Wireless, Continental Cablevision, Countrywide Home Loans, Cox Communications, Georgia Pacific, Kaiser Permanente, Lam Research, MCI, MFS Datanet, NCR, Robert Half, SAIC, Sprint and UJB Financial. Together, these current clients of the Company represented approximately 43% of the Company's fiscal 1996 revenues, ranging from a high of 17% of revenue to a low of .2%. As of June 30, 1996, the Company had 344 network systems engineers.

  The Company was incorporated in California in 1991. The Company's principal executive office is located at 1213 Innsbruck Dr., Sunnyvale, California 94089 and its telephone number is (408) 542-0100. Except as otherwise noted herein, all references to "INS" or the "Company" shall mean International Network Services, a California corporation.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

  Variability of Quarterly Operating Results. Substantially all of the Company's revenue is derived from professional services, which are generally provided on a "time and expenses" basis. Professional services revenue is recognized only when network systems engineers are engaged on client projects. In addition, a substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Factors which could cause such underutilization include: the reduction in size, delay in commencement, interruption or termination of one or more significant projects; the completion during a quarter of one or more significant projects; the overestimation of resources required to complete new or ongoing projects; and the timing and extent of training, weather related shut-downs, vacation days and holidays. The Company's revenue and earnings may also fluctuate from quarter to quarter based on a variety of factors including the loss of key employees, reductions in billing rates, write-offs of work performed for clients, competition, timing of employment taxes, the initial or ongoing market acceptance of EnterprisePRO, the development and introduction of new services and general economic conditions. In addition, the Company plans to continue to expand its operations by hiring additional network systems engineers and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would have a material adverse effect on the Company's operating results if revenue were not to increase to support such expenses. Based upon all of the foregoing, the Company believes that quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated with Client Concentration. The Company has derived a significant portion of its revenue from a limited number of large clients and expects this concentration to continue. The Company's largest client, MCI Corp. ("MCI"), accounted for approximately $7.5 million, or 17.0%, of the Company's revenue in fiscal 1996 and approximately $1.1 million, or 6.8%, of the Company's revenue in fiscal 1995. In fiscal 1994, First Union National Bank accounted for approximately $2.3 million, or 30.3% of the Company's revenue, and AirTouch Cellular Communications accounted for approximately $1.0 million, or 13.3% of the Company's revenue. No other client accounted for more than 10% of the Company's revenue in fiscal 1996, 1995 or 1994. There can be no assurance that revenue from MCI or other clients that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. The Company does not have a long-term services contract with MCI or any of its other clients. Any significant reduction in the scope of the work performed for MCI, any other significant client or a number of smaller clients, the failure of anticipated projects to materialize, or deferrals, modifications or cancellations of ongoing projects by any of these clients could have a material adverse effect on the Company's business, operating results and financial condition. See "--Absence of Long-Term Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Employees. The Company's success will depend in part on the continued services of its key employees. The Company does not have employment or non-competition agreements with any of its key or other employees. The loss of services of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. In addition, if one or more key employees joins a competitor or forms a competing company, the loss of such employees and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, operating results and financial condition. In the event of the loss of any such employee, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of the Company's or its clients' technical knowledge, practices or procedures by such personnel or that such disclosure or use would not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Human Resources" and "--Intellectual Property."

  Need to Attract and Retain Qualified Network Systems Engineers. The Company's future success will depend in large part on its ability to hire, train and retain network systems engineers who together have expertise in a wide array of network and computer systems and a broad understanding of the industries the Company serves. Competition for network systems engineers is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. In particular, competition is intense for the limited number of qualified managers and senior network systems engineers. The Company is currently experiencing and is likely to continue to experience high rates of turnover among its network systems engineers. Any inability of the Company to hire, train and retain a sufficient number of qualified network systems engineers could impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, any inability of the Company to attract and retain a sufficient number of qualified network systems engineers in the future could impair the Company's planned expansion of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Human Resources."

  Dependence on Professional Services; Uncertainty of Market Acceptance of Electronic Services. To date, substantially all of the Company's revenue has been derived from professional services related to complex enterprise networks. The Company believes that professional services will continue to represent the substantial majority of its revenue for the foreseeable future. As a result, the Company's business depends in large part on the continued growth and acceptance of complex computer networks and the continued trend among businesses with complex computer networks to use third-party network support services. In addition, the Company's business will depend on the Company's ability to fulfill the increasingly sophisticated needs of its clients. Any decline in demand for the Company's professional services or the inability of the Company to satisfy its clients' requirements would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Services--Professional Services."

  The Company's long-term strategy is to derive a portion of its revenue from electronic services. The Company has in the past offered, on a limited basis, an electronic service that has not achieved significant market acceptance or generated significant revenue. The Company has expended, and expects to continue to expend, substantial amounts in the development and marketing of its electronic services. As of June 30, 1996, the Company had expended approximately $1.5 million on the development and marketing of electronic services. The Company has recently introduced EnterprisePRO, an enhanced version of the prior electronic service. The introduction of EnterprisePRO and any other electronic services that the Company may develop in the future will be subject to risks generally associated with new service introductions, including delays in development, testing or introduction, or the failure to satisfy clients' requirements. There can be no assurance that EnterprisePRO will gain market acceptance on a timely basis or at all. The failure of EnterprisePRO, or any other new electronic services that the Company may develop, to gain market acceptance on a timely basis could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Services--Electronic Services."

  Management of Growth. The Company has recently experienced a period of rapid revenue and client growth and an increase in the number of its employees and offices and the scope of its supporting infrastructure. The Company's revenue was approximately $7.6 million, $15.5 million and $44.1 million in fiscal 1994, 1995 and 1996, respectively. The Company's headcount was 79, 173 and 435 at the end of fiscal 1994, 1995 and 1996, respectively. The Company does not believe these rates of growth are sustainable. In addition, the Company opened four new offices in fiscal 1996 and expects to open additional offices in the future. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on the Company's management and operating and financial systems. The Company will be required to continue to implement and improve its systems on a timely basis and in such a manner as is necessary to accommodate the increased number of transactions and clients and the increased size of the Company's operations. There can be no assurance that the Company's management or systems will be adequate to support the Company's existing or future operations. Any failure to implement and improve the Company's systems or to hire and retain the appropriate personnel to manage its operations would have a material adverse effect on the Company's business, operating results and financial condition. In addition, an increase in the Company's operating expenses from its planned expansion would have a material adverse effect on the Company's business, operating results and financial condition if revenue does not increase to support such expansion. See "--Risks Associated With Potential International Expansion," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Human Resources."

  Absence of Long-Term Agreements. The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty and with little or no notice. As a result, the Company believes that the number and size of its existing projects are not reliable indicators or measures of future revenue. The Company has in the past provided, and is likely in the future to provide, services to clients without a long-term agreement. When a client defers, modifies or cancels a project, the Company must be able to rapidly redeploy network systems engineers to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

  Intense Competition. The network services industry is comprised of a large number of participants and is subject to rapid change and intense competition. The Company faces competition from system integrators, value added resellers ("VARs"), local and regional network services firms, telecommunications providers, network equipment vendors and computer systems vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition, and generate greater service revenue than does the Company. The Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Increased competition could result in price reductions, fewer client projects, underutilization of employees, reduced operating margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, most of the Company's clients have internal network support services capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers. As a result, the decision by the Company's clients or potential clients to perform network services internally could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Competition."

  Relationship with Cisco Systems. Although the Company is a vendor-independent provider of network services, the Company has a significant relationship with Cisco Systems, Inc. ("Cisco") and believes that maintaining and enhancing this relationship is important to the Company's business due to Cisco's leading position in the large scale, enterprise internetworking market. Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed LANs and WANs. The Company has entered into direct relationships with clients as a result of referrals from Cisco and has from time to time performed pre-sales and post-sales support services for Cisco. In addition, Cisco is an investor in the Company and after this offering will own approximately 8.4% of the Company's Common Stock (8.3% if the Underwriters' over-allotment option is exercised in full). An officer of Cisco is also a member of the Company's Board of Directors. Although the Company believes that its relationship with Cisco is good, there can be no assurance that the Company will be able to maintain or enhance its relationship with Cisco. Any deterioration in the Company's relationship with Cisco could have a material adverse effect on the Company's business, operating results and financial condition. In addition, should the Company's relationship with Cisco be perceived as compromising the Company's ability to provide unbiased solutions, the Company's relationship with existing or potential clients could be materially adversely affected. See "Business--Sales and Marketing" and "Certain Transactions."

  Project Risks. Many of the Company's projects are critical to the operations of its clients' businesses. The Company has in the past been and may in the future be required to render additional services at no charge as a result of the Company's failure to meet its clients' expectations in the performance of its services. To date, such services have not been significant. The failure to perform services that meet a client's expectations may result in the Company not being paid for services rendered and may damage the Company's reputation and adversely affect its ability to attract new business. In addition, a liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains errors and omissions insurance, and to date has not submitted any claims thereunder. The Company is also subject to claims by its clients for the actions of its employees arising from damages to clients' business or otherwise. Such claims could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Services."

  Rapid Technological Change. The Company has derived, and expects to continue to derive, a substantial portion of its revenue from projects based on complex enterprise networks. The networking and network services markets are continuing to develop and are subject to rapid change. The Company's success will depend in part on its ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences and to hire, train and retain network systems engineers who can fulfill the increasingly sophisticated needs of its clients. There can be no assurance that the Company will be successful in addressing these developments in a timely manner. Any delay or failure by the Company to address these developments could have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that products or technologies developed by third parties will not render certain of the Company's services noncompetitive or obsolete. See "Business--Services."

  Risks Associated With Potential Acquisitions. As part of its business strategy, the Company may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among others, the difficulty associated with assimilating the personnel and operations of acquired companies, the potential disruption of the Company's ongoing business, the distraction of management and other resources, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired personnel, technology and rights, the maintenance of uniform standards, controls, procedures and policies, and the impairment of relationships with employees and clients as a result of the integration of new management personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. In addition, future acquisitions by the Company could result in the issuance of dilutive equity securities, the incurrence of debt or contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, operating results and financial condition or on the market price of the Company's Common Stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Associated With Potential International Expansion. A component of the Company's long-term strategy is to expand into international markets, although the Company does not have any immediate or pending plans to do so. If the Company opens any international offices and the revenue generated by these offices are not adequate to offset the expense of establishing and maintaining these foreign operations, the Company's business, operating results and financial condition could be materially adversely affected. To date, the Company has provided limited professional services to certain of its United States clients in foreign locations, but has no direct international experience. There can be no assurance that the Company will be able to successfully market, sell and deliver its services in these markets. In addition to the uncertainty as to the Company's ability to expand into international markets, there are certain risks inherent in conducting business on an international level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete effectively in these markets. See "Business--Sales and Marketing."

  Dependence on Intellectual Property Rights; Risks of Infringement and Misappropriation. The Company's success is dependent in part on its information technology, some of which is proprietary to the Company, and other intellectual property rights. The Company relies on a combination of nondisclosure and other contractual arrangements, technical measures, and trade secret and trademark laws to protect its proprietary rights. The Company has one patent application pending and holds one registered trademark. The Company enters into confidentiality agreements with its employees and attempts to limit access to and distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights. The Company has in the past entered into services contracts with clients that assign rights to certain aspects of the work performed under such contracts to such clients. The Company does not believe that such contracts will limit the Company's ability to render its services to other clients. However, there can be no assurance that the Company will not receive communications in the future from third parties or clients asserting that the Company has infringed or misappropriated the proprietary rights of such parties. Any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of infringement or misappropriation against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed, misappropriated or similar technology, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Intellectual Property."

  Concentration of Stock Ownership. Upon completion of this offering, the present directors, executive officers and their respective affiliates will beneficially own approximately 76.3% of the outstanding Common Stock (75.4% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders" and "Description of Capital Stock."

  No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public trading market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based upon several factors. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, changes in financial estimates by public market analysts, or other events or factors. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition. See "Underwriters--Pricing of the Offering."

  Possible Adverse Effect of Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock prevailing from time to time and could adversely affect the Company's ability to raise capital. Upon completion of this offering, the Company will have outstanding an aggregate of 30,909,977 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 2,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, if any, as that term is defined in Rule 144 under the Securities Act ("Affiliates"). The remaining 28,409,977 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. As a result of contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus, (ii) 25,295,648 shares will be eligible for sale upon expiration of lock-up agreements and other contractual restrictions 180 days after the date of this Prospectus, (iii) 1,331,899 shares will be eligible for sale thereafter upon expiration of their respective two-year holding periods and (iv) 1,782,430 shares which are subject to a repurchase option in favor of the Company will be eligible for sale thereafter as such shares vest. Upon completion of this offering, the holders of 24,338,052 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares, becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates, if any) immediately upon the effectiveness of such registration.

  Antitakeover Effect of Certain Charter Provisions. The Board of Directors of the Company has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."

  Immediate and Substantial Dilution. Investors participating in this offering will incur immediate dilution of $8.95 per share in the net tangible book value of the Common Stock. The Company believes that to attract and retain qualified employees it will need to offer a greater number of options as a percent of total shares outstanding than non-service high technology companies. The Company has in the past granted a substantial number of options to purchase Common Stock to employees as part of compensation packages, and the Company expects that it will continue to grant a substantial number of options in the future. In addition, the Company has adopted an Employee Stock Purchase Plan which will provide employees an opportunity to purchase shares below prevailing market value. The Company may also issue shares of its Common Stock in connection with strategic acquisitions or international expansion which could also result in dilution to shareholders. See "Dilution," "Business--Human Resources" and "Management--Stock Plans."

  Absence of Dividends. The Company has never paid cash dividends on its Common Stock or other securities and does not intend to pay cash dividends for the foreseeable future. In addition, the Company's credit facility prohibits the payment of dividends without the bank's approval.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock being offered hereby are estimated to be approximately $22,390,000 (approximately $25,877,500 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $10.00 per share. The principal purposes of this offering are to obtain additional capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from this offering to repay approximately $1.7 million of indebtedness outstanding as of June 30, 1996 to Imperial Bank and for general corporate purposes, including working capital and capital expenditures. The indebtedness bears interest at rates ranging from the bank's prime rate (8.25% at June 30, 1996) plus 1.00% to 1.25% per annum and is otherwise scheduled to be repaid through 1999. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock or other securities and does not intend to pay cash dividends for the forseeable future. In addition, the Company's credit facility prohibits the payment of dividends without the bank's approval.

                                CAPITALIZATION

  The following table sets forth the short-term indebtedness and capitalization of the Company as of June 30, 1996 and as adjusted to reflect
(i) the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and application of the net proceeds therefrom (after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), (ii) the exercise of warrants to purchase 237,053 shares of Common Stock at $0.10 per share upon the closing of this offering and (iii) the conversion of all outstanding Mandatorily Redeemable Convertible Preferred Stock of the Company into an aggregate of 16,734,889 shares of Common Stock upon the closing of the offering.

                                                           JUNE 30, 1996
                                                       -------------------------
                                                        ACTUAL     AS ADJUSTED
                                                       ----------  -------------
                                                       (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)
Short-term indebtedness, including current portion of
 notes payable (1)...................................  $    1,399    $      --
                                                       ==========    ==========
Notes payable, less current portion (1)..............  $      316    $      --
                                                       ----------    ----------
Mandatorily Redeemable Convertible Preferred Stock...      12,427           --
                                                       ----------    ----------
Shareholders' equity (deficit):
  Preferred Stock, no par value; no shares
   authorized, issued or outstanding, actual;
   5,000,000 shares authorized, no shares issued or
   outstanding, as adjusted..........................         --            --
  Common Stock, no par value; 45,000,000 shares
   authorized, 11,426,875 shares issued and
   outstanding, actual; 75,000,000 shares authorized,
   30,898,817 shares issued and outstanding, as
   adjusted (2)......................................       2,394        34,781
  Accretion of Mandatorily Redeemable Convertible
   Preferred Stock...................................      (2,454)          --
  Notes receivable from shareholders.................      (1,880)       (1,880)
  Accumulated deficit................................        (604)         (604)
                                                       ----------    ----------
   Total shareholders' equity (deficit)..............      (2,544)       32,297
                                                       ----------    ----------
    Total capitalization.............................  $   10,199    $   32,297
                                                       ==========    ==========

- --------
(1) See Note 8 of Notes to Financial Statements.
(2) Based on shares outstanding as of June 30, 1996. Includes 237,053 shares of Common Stock to be issued upon the exercise of warrants upon the closing of this offering. Excludes (i) 2,169,460 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 at a weighted average exercise price of $1.52 per share, of which 720,910 shares were fully vested and exercisable as of June 30, 1996, (ii) 212,879 shares of Common Stock reserved for future issuance under the Company's Amended and Restated 1992 Flexible Stock Incentive Plan and (iii) 63,291 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $0.79 per share. In July 1996, the Company adopted the 1996 Stock Plan and 1996 Employee Stock Purchase Plan under which 5,500,000 and 1,200,000 shares have been reserved for future grant, respectively. See "Management--Stock Plans," "Description of Capital Stock" and Notes 5 and 9 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company as of June 30, 1996 was $9.9 million or $0.35 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock (assuming the conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 237,053 shares of Common Stock upon the closing of this offering.) After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), the Company's adjusted pro forma net tangible book value at June 30, 1996 would have been approximately $32.3 million or $1.05 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.70 per share and an immediate dilution to new investors of $8.95 per share. The following table illustrates the per share dilution:

  Assumed initial public offering price per share.................       $10.00
    Pro forma net tangible book value per share as of June 30,
     1996......................................................... $0.35
    Increase in pro forma net tangible book value per share
     attributable to new investors................................  0.70
                                                                   -----
  Pro forma net tangible book value per share after this
   offering.......................................................         1.05
                                                                         ------
  Dilution per share of common stock to new investors.............       $ 8.95
                                                                         ======

  The following table sets forth on a pro forma basis as of June 30, 1996 the difference between the number of shares of Common Stock purchased from the Company (assuming conversion of all outstanding shares of Preferred Stock into Common Stock and the exercise of warrants to purchase 237,053 shares of Common Stock upon the closing of this offering) of the total consideration paid, and the average price per share paid by existing shareholders and by the new investors at an assumed initial public offering price of $10.00 per share (before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company).

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ------------------ -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                ---------- ------- ----------- ------- ---------
Existing shareholders.......... 28,398,817   91.9% $12,433,000   33.2%   $0.44
New investors..................  2,500,000    8.1   25,000,000   66.8    10.00
                                ----------  -----  -----------  -----
  Total........................ 30,898,817  100.0% $37,433,000  100.0%
                                ==========  =====  ===========  =====

  The foregoing analysis assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options outstanding at June 30, 1996. As of June 30, 1996, there were options outstanding to purchase a total of 2,169,460 shares of Common Stock at a weighted average exercise price of $1.52 per share, and 212,879 shares were reserved for grant of future options under the Company's Amended and Restated 1992 Flexible Stock Incentive Plan. Subsequent to June 30, 1996, the Board of Directors granted options to purchase an additional 301,700 shares of Common Stock. In addition, in July 1996 the Board of Directors adopted the 1996 Stock Plan and the 1996 Employee Stock Purchase Plan, under which 5,500,000 and 1,200,000 shares of Common Stock have been reserved for future grant, respectively. No options or shares have been issued under either of these plans. As of June 30, 1996, there were warrants outstanding to purchase a total of 63,291 shares of Common Stock at $0.79 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Stock Plans" and Notes 5 and 9 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended June 30, 1994, 1995 and 1996 and the balance sheet data as of June 30, 1995 and 1996 are derived from financial statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, and are included elsewhere in this Prospectus. The balance sheet data as of June 30, 1994 are derived from financial statements of the Company that have been audited and are not included herein. The statement of operations data for the period ended June 30, 1992 and for the fiscal year ended June 30, 1993 and the balance sheet data as of June 30, 1992 and 1993 are derived from unaudited financial statements of the Company that are not included herein. The historical results are not necessarily indicative of future results.

                                  PERIOD FROM
                                AUGUST 19, 1991      YEAR ENDED JUNE 30,
                                (INCEPTION) TO  --------------------------------
                                 JUNE 30, 1992   1993    1994    1995     1996
                                --------------- ------  ------  -------  -------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.......................       $186       $1,479  $7,565  $15,549  $44,092
Operating expenses:
 Professional personnel.......        178          876   3,319    6,654   19,892
 Sales and marketing..........        407        1,724   2,774    3,843    7,990
 General and administrative...        131          432   1,588    1,890    5,049
 Other costs..................        161          524   1,248    2,346    6,447
                                     ----       ------  ------  -------  -------
  Total operating expenses....        877        3,556   8,929   14,733   39,378
                                     ----       ------  ------  -------  -------
Income (loss) from
 operations...................       (691)      (2,077) (1,364)     816    4,714
Interest and other, net.......        (10)         (84)    (30)      17        3
                                     ----       ------  ------  -------  -------
Income (loss) before income
 taxes........................       (701)      (2,161) (1,394)     833    4,717
Provision for income taxes....        --           --      --        58    1,840
                                     ----       ------  ------  -------  -------
Net income (loss).............       (701)      (2,161) (1,394)     775    2,877
Net income (loss) attributable
 to Common Stock..............                          (1,797)    (108)   1,742
Net income (loss) per share
 (1)..........................                          $(0.07) $  0.03  $  0.09
                                                        ======  =======  =======
Net income (loss) attributable
 to Common Stock per share....                          $(0.09) $   --   $  0.06
                                                        ======  =======  =======
Shares used to compute net
 income (loss) per share (1)..                          19,385   29,427   30,620
                                                        ======  =======  =======
Shares used to compute net
 income (loss) attributable to
 Common Stock per share.......                          19,385   27,078   30,620
                                                        ======  =======  =======

                                                  JUNE 30,
                                    -----------------------------------------
                                    1992    1993     1994     1995     1996
                                    -----  -------  -------  -------  -------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......... $  90  $   823  $ 2,414  $ 4,161  $   869
Working capital (deficit)..........  (663)   1,072    2,850    6,103    6,060
Total assets.......................   391    1,852    5,112    9,967   18,072
Notes payable, less current
 portion...........................   --       --       447      732      316
Mandatorily Redeemable Convertible
 Preferred Stock...................   --     4,007    7,413   11,292   12,427
Shareholders' deficit..............  (454)  (2,513)  (4,296)  (4,395)  (2,544)

- --------
(1) See Note 1 of Notes to Financial Statements for an explanation of shares used to compute net income per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Since its inception in August 1991, INS has focused on becoming a leading provider of services for complex enterprise networks. Substantially all of the Company's revenue is derived from professional services, which are generally provided to clients on a "time and expenses" basis. Professional services revenue is recognized as services are performed. Any payments received in advance of services performed are recorded as deferred revenue. The Company also performs a limited number of fixed-price projects under which revenue is recognized using the percentage-of-completion method. The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty and with little or no notice. The Company also derives revenue from electronic services; however, such revenue has not been significant to date. Electronic services revenue is recognized ratably over the term of the contract. The Company has expended, and expects to continue to expend, substantial amounts in the development and marketing of its electronic services.

  Since professional services revenue is recognized by the Company only when network systems engineers are engaged on client projects, the utilization of network systems engineers is important in determining the Company's operating results. In addition, a substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Factors which could cause such underutilization include: the reduction in size, delay in commencement, interruption or termination of one or more significant projects; the completion during a quarter of one or more significant projects; the overestimation of resources required to complete new or ongoing projects; and the timing and extent of training, weather related shut-downs, vacation days and holidays.

  The Company's revenue and earnings may also fluctuate from quarter to quarter based on a variety of factors including the loss of key employees, reductions in billing rates, write-offs of work performed for clients, competition, timing of employment taxes, the initial or ongoing market acceptance of EnterprisePRO, the development and introduction of new services and general economic conditions. In addition, the Company plans to continue to expand its operations by hiring additional network systems engineers and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would have a material adverse effect on the Company's operating results if revenue were not to increase to support such expenses. Based upon all of the foregoing, the Company believes that quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, it is likely that in some future quarter the Company's revenue or operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

ANNUAL RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percent of revenue:

                                                        YEAR ENDED JUNE 30,
                                                        -----------------------
                                                         1994     1995    1996
                                                        ------   ------  ------
Revenue................................................  100.0%   100.0%  100.0%
Operating expenses:
 Professional personnel................................   43.9     42.8    45.1
 Sales and marketing...................................   36.7     24.7    18.1
 General and administrative............................   21.0     12.1    11.5
 Other costs...........................................   16.5     15.1    14.6
                                                        ------   ------  ------
  Total operating expenses.............................  118.1     94.7    89.3
                                                        ------   ------  ------
Income (loss) from operations..........................  (18.1)     5.3    10.7
Interest and other, net................................   (0.3)     0.1     --
                                                        ------   ------  ------
Income (loss) before income taxes......................  (18.4)     5.4    10.7
Provision for income taxes.............................    --       0.4     4.2
                                                        ------   ------  ------
Net income (loss)(1)...................................  (18.4)%    5.0%    6.5%
                                                        ======   ======  ======

- --------
(1) Excludes accretion of Mandatorily Redeemable Convertible Preferred Stock.

 REVENUE

  Substantially all of the Company's revenue is derived from fees for professional services. The Company also derives revenue from electronic services; however, such revenue has not been significant to date. Revenue was $7.6 million, $15.5 million and $44.1 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 105.5% from fiscal 1994 to fiscal 1995 and 183.6% from fiscal 1995 to fiscal 1996. Revenue increased primarily due to an increase in the number of professional services projects and secondarily due to an increase in the size of these projects. During this period, the number of offices grew from four to 17. The Company does not believe these rates of growth are sustainable. The Company's largest client, MCI, accounted for approximately 6.8% and 17.0% of revenue in fiscal 1995 and 1996, respectively. In fiscal 1994, First Union National Bank and AirTouch Cellular Communications accounted for approximately 30.3% and 13.3% of the Company's revenue, respectively. No other client accounted for more than 10% of revenue in fiscal 1994, 1995 or 1996. The Company's revenue is dependent in large part on its ability to attract, retain and utilize qualified network systems engineers. See "Risk Factors--Need to Attract and Retain Qualified Network Systems Engineers" and "--Risks Associated with Client Concentration."

 OPERATING EXPENSES

  Professional Personnel. Professional personnel expenses consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional services and electronic services. Professional personnel expenses were $3.3 million, $6.7 million and $19.9 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 100.5% from fiscal 1994 to fiscal 1995 and 198.9% from fiscal 1995 to fiscal 1996. These increases were attributable primarily to an increase in the number of network systems engineers. The number of network systems engineers included in professional personnel was 53, 121 and 344 at the end of fiscal 1994, 1995 and 1996, respectively. Professional personnel expenses were 43.9%, 42.8%, and 45.1% of revenue in fiscal 1994, 1995 and 1996, respectively. Professional personnel expenses were higher as a percent of revenue in fiscal 1996 than fiscal 1995 due primarily to the implementation of a bonus plan that became effective at the beginning of fiscal 1996.

  Sales and Marketing. Sales and marketing expenses consist primarily of compensation, including commissions, and benefits of sales and marketing personnel as well as outside marketing expenses. Sales and marketing expenses were $2.8 million, $3.8 million and $8.0 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 38.5% from fiscal 1994 to fiscal 1995 and 107.9% from fiscal 1995 to fiscal 1996. The increase in each year was due primarily to the growth in number of sales and marketing employees and secondarily to commissions resulting from increased revenue. Sales and marketing expenses were 36.7%, 24.7% and 18.1% of revenue in fiscal 1994, 1995 and 1996, respectively. The decreases, on a percentage basis, were due primarily to increases in revenue.

  General and Administrative. General and administrative expenses consist of expenses associated with executive staff, the finance department, corporate facilities, information systems and the human resources department. General and administrative expenses were $1.6 million, $1.9 million and $5.0 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 19.0% from fiscal 1994 to fiscal 1995 and 167.1% from fiscal 1995 to fiscal 1996. General and administrative expenses have increased in absolute dollars in each year as the Company has continued to add personnel in general and administrative departments to support the Company's growth in operations. General and administrative expenses are substantially related to the number of employees as the most significant components are compensation and benefits, travel and entertainment, recruiting and professional development, corporate facilities, depreciation, expensed equipment and supplies associated with administrative personnel. General and administrative expenses were 21.0%, 12.1% and 11.5% of revenue in fiscal 1994, 1995 and 1996, respectively. The decreases from year to year on a percentage basis were due primarily to economies of scale achieved as a result of increasing revenue. The Company expects that general and administrative expenses will continue to increase in absolute dollars to support the planned expansion of operations.

  Other Costs. Other costs consist of expenses related to professional personnel (other than compensation and benefits), including travel and entertainment, certain recruiting and professional development expenses, field facilities, depreciation, expensed equipment, supplies and research and development expenses related to electronic services. Other costs were $1.2 million, $2.3 million and $6.4 million in fiscal 1994, 1995 and 1996, respectively, representing increases of 88.0% from fiscal 1994 to fiscal 1995 and 174.8% from fiscal 1995 to fiscal 1996. Other costs increased in absolute dollars in each year due primarily to increases in the number of professional personnel employed and to a lesser extent to the costs of field offices established during the years presented. Other costs were 16.5%, 15.1%, and 14.6% of revenue in fiscal 1994, 1995 and 1996, respectively. Research and development expenses increased from $78,000 or 0.5% of revenue in fiscal 1995 to $879,000 or 2.0% of revenue in fiscal 1996, as a result of the Company's development of EnterprisePRO, the Company's electronic service that was released in July 1996.

 INTEREST AND OTHER, NET

  Interest and other, net consists of interest income and expense. Interest income consists primarily of interest on cash and cash equivalents and notes receivable from shareholders. Interest expense consists of interest associated with bank borrowings.

 PROVISION FOR INCOME TAXES

  The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company did not provide for income taxes in fiscal 1994 as the Company incurred net operating losses during that period. The effective tax rates for fiscal 1995 and 1996 were 7% and 39%, respectively. In fiscal 1995, the Company's effective tax rate of 7% was less than the combined federal and state statutory rates primarily as a result of the utilization of operating loss carryforwards and represented federal and state alternative minimum income taxes. The Company's fiscal 1996 effective tax rate approximated the combined federal and state statutory rates, net of federal benefits. The Company expects that its fiscal 1997 effective tax rate will approximate the combined federal and state statutory rates.

QUARTERLY RESULTS OF OPERATIONS

  The following tables present quarterly operating results for each quarter of fiscal 1995 and 1996, as well as such data expressed as a percent of the Company's revenue for each quarter. This information has been derived from unaudited financial statements and has been prepared on the same basis as the Company's audited financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                     THREE MONTHS ENDED
                          ---------------------------------------------------------------------------
                                      FISCAL 1995                           FISCAL 1996
                          ------------------------------------- -------------------------------------
                          SEPT. 30,  DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,  JUNE 30,
                            1994       1994     1995     1995     1995      1995     1996      1996
                          ---------  -------- -------- -------- --------- -------- --------  --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.................   $2,566     $3,127   $4,116   $5,740   $7,506    $9,610  $12,170   $14,806
Operating expenses:
 Professional
  personnel.............    1,155      1,331    1,781    2,387    3,347     4,448    5,435     6,662
 Sales and marketing....      648        737    1,102    1,356    1,449     1,701    2,193     2,647
 General and
  administrative........      378        440      542      530      593       922    1,573     1,961
 Other costs............      422        434      623      867    1,180     1,321    1,834     2,112
                           ------     ------   ------   ------   ------    ------  -------   -------
 Total operating
  expenses..............    2,603      2,942    4,048    5,140    6,569     8,392   11,035    13,382
                           ------     ------   ------   ------   ------    ------  -------   -------
Income (loss) from
 operations.............      (37)       185       68      600      937     1,218    1,135     1,424
Interest and other,
 net....................       (9)         7       18        1        7        16       (2)      (18)
                           ------     ------   ------   ------   ------    ------  -------   -------
Income (loss) before
 income taxes...........      (46)       192       86      601      944     1,234    1,133     1,406
Provision for income
 taxes..................      --          12        8       38      368       481      442       549
                           ------     ------   ------   ------   ------    ------  -------   -------
Net income (loss).......   $  (46)    $  180   $   78   $  563   $  576    $  753  $   691   $   857
                           ======     ======   ======   ======   ======    ======  =======   =======
Net income (loss)
 attributable to Common
 Stock..................   $ (259)    $  (46)  $ (148)  $  345   $  291    $  467  $   405   $   580
                           ======     ======   ======   ======   ======    ======  =======   =======
Net income (loss) per
 share..................   $  --      $ 0.01   $  --    $ 0.02   $ 0.02    $ 0.02  $  0.02   $  0.03
                           ======     ======   ======   ======   ======    ======  =======   =======
Net income (loss)
 attributable to Common
 Stock per share........   $(0.01)    $  --    $(0.01)  $ 0.01   $ 0.01    $ 0.02  $  0.01   $  0.02
                           ======     ======   ======   ======   ======    ======  =======   =======
Shares used to compute
 net income per share...   26,187     29,117   29,077   29,875   30,288    30,486   30,574    30,617
                           ======     ======   ======   ======   ======    ======  =======   =======
Shares used to compute
 net income (loss)
 attributable to Common
 Stock per share........   26,187     27,280   27,374   29,875   30,288    30,486   30,574    30,617
                           ======     ======   ======   ======   ======    ======  =======   =======
AS A PERCENT OF REVENUE:
Revenue.................    100.0%     100.0%   100.0%   100.0%   100.0%    100.0%   100.0%    100.0%
Operating expenses:
 Professional
  personnel.............     45.0       42.6     43.3     41.6     44.6      46.3     44.7      45.0
 Sales and marketing....     25.3       23.6     26.8     23.6     19.3      17.7     18.0      17.9
 General and
  administrative........     14.7       14.1     13.2      9.2      7.9       9.6     12.9      13.2
 Other costs............     16.4       13.8     15.0     15.1     15.7      13.7     15.1      14.3
                           ------     ------   ------   ------   ------    ------  -------   -------
 Total operating
  expenses..............    101.4       94.1     98.3     89.5     87.5      87.3     90.7      90.4
                           ------     ------   ------   ------   ------    ------  -------   -------
Income (loss) from
 operations.............     (1.4)       5.9      1.7     10.5     12.5      12.7      9.3       9.6
Interest and other,
 net....................     (0.4)       0.3      0.4      --       0.1       0.1      --       (0.1)
                           ------     ------   ------   ------   ------    ------  -------   -------
Income (loss) before
 income taxes...........     (1.8)       6.2      2.1     10.5     12.6      12.8      9.3       9.5
Provision for income
 taxes..................      --         0.4      0.2      0.7      4.9       5.0      3.6       3.7
                           ------     ------   ------   ------   ------    ------  -------   -------
Net income (loss).......     (1.8)%      5.8%     1.9%     9.8%     7.7%      7.8%     5.7%      5.8%
                           ======     ======   ======   ======   ======    ======  =======   =======

  Although the Company has achieved significant quarter to quarter revenue growth for the periods presented, the Company does not believe this growth rate is sustainable. Throughout fiscal 1995 and 1996, the Company's total number of employees steadily increased each quarter, with total number of employees increasing from 79 at the end of fiscal 1994 to 435 at the end of fiscal 1996.

  A significant portion of the Company's expenses relate to compensation. Certain compensation-based employment taxes are limited per employee per calendar year and, as a result, the Company experiences a decrease in employment taxes as a percent of revenue through the calendar year and an increase in employment taxes as a percent of revenue from the second fiscal quarter to the third fiscal quarter.

  As a percent of revenue, professional personnel expenses fluctuated from quarter to quarter due primarily to fluctuations in utilization and billing rates and, to a lesser extent, employment taxes. In addition, professional personnel expenses increased as a percent of revenue in the first quarter of fiscal 1996 and remained at a higher level throughout fiscal 1996 due primarily to the implementation of a bonus plan that became effective at the beginning of fiscal 1996.

  As a percent of revenue, sales and marketing expenses generally decreased over the eight quarters due primarily to increases in revenue. The Company's commission rates generally increase based upon the level of sales by account manager, and as a result commissions as a percent of revenue were higher at the end of the fiscal year than at the beginning. The decrease in sales and marketing expenses as a percent of revenue from the fourth quarter of fiscal 1995 to the first quarter of fiscal 1996 was due primarily to the reset of commission rates at the beginning of fiscal 1996. The increase in sales and marketing expenses as a percent of revenue in the third quarter of fiscal 1995 was due primarily to an increase in marketing expenses and employment taxes. The increase in sales and marketing expenses as a percent of revenue in the third quarter of fiscal 1996 was due primarily to an increase in employment taxes.

  General and administrative expenses were lower as a percent of revenue during the three quarters ended December 31, 1995 because the Company's revenue base expanded more rapidly than its general infrastructure. In the third and fourth quarters of fiscal 1996, the Company hired a significant number of employees to support the growth in its operations, which resulted in these expenses increasing as a percent of revenue.

  Quarterly fluctuations in interest and other, net primarily reflect changes in cash balances and the timing and magnitude of borrowings.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through a combination of cash generated from operations, the private sale of equity securities, private debt and bank borrowings. As of June 30, 1996, the Company had raised $10.0 million from the private sale of equity securities. At June 30, 1996, the Company had $869,000 in cash and cash equivalents as well as a bank credit facility. The credit facility includes a revolving line of credit that provides for borrowings equal to the lesser of $6.0 million or 80% of eligible accounts receivable and a term facility that provides for borrowings up to $3.0 million for capital equipment purchases. Advances under the revolving line of credit and term facility bear interest at the bank's prime rate (8.25% at June 30, 1996) plus 1.00% and 1.25% per annum, respectively. As of June 30, 1996, borrowings under the revolving line of credit totaled $1.0 million. There were no borrowings under the term facility at June 30, 1996. The credit facility expires in June 1997, is secured by substantially all of the assets of the Company, and contains customary covenants and restrictions. As of June 30, 1996, the Company was in compliance with all such covenants and restrictions.

  Net cash used in operations in fiscal 1994 was $1.9 million. Net cash provided by operations was $359,000 in fiscal 1995 and $347,000 in fiscal 1996. The change in cash provided by operations from fiscal 1994 to fiscal 1995 and fiscal 1996 primarily reflects the Company's increased profitability offset by increases in accounts receivable. Although the Company believes its collections experience is within industry standards, the Company's inability to collect for its services on a timely basis in the future could have a material adverse effect on the Company's business, operating results and financial condition. Net cash used in investing activities, primarily for computer equipment and software, in fiscal 1994, 1995 and 1996 was $553,000, $1.6 million and $4.4 million, respectively. Financing activities provided cash of $4.0 million and $3.0 million in fiscal 1994 and 1995, respectively, primarily from the issuance of capital stock. Financing activities in fiscal 1996 provided cash of $760,000 through borrowings under the Company's credit facility, which were principally offset by repayments on long-term debt.

  The Company believes the net proceeds from this offering, together with available funds, will be sufficient to meet its capital requirements for at least the next twelve months. The Company may also utilize cash to acquire or invest in complementary businesses or to obtain the right to use complementary technologies, although the Company does not have any pending plans to do so. The Company may sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities will result in additional dilution to the Company's shareholders.

                                   BUSINESS

  INS is a provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multivendor environments. Areas of expertise include WANs, network management, network and host security and high performance LANs and VLANs. As a services only provider, the Company believes that it is able to provide unbiased assessments and optimal solutions for its clients. The Company offers its services on a long or short term basis in any or all phases of the network life cycle. The Company's services are particularly well suited to clients who out-task a portion of their information technology infrastructure. The Company has developed an on-line solutions resource, Knowledge Network, through which the Company's network systems engineers communicate and collaborate to provide solutions to clients' complex enterprise network needs. The Company is leveraging its expertise in complex networks to develop electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. The Company's current electronic service, EnterprisePRO, is designed to collect data, generate reports and compile network information for use in the optimization of networks. The Company's clients include AT&T, Ascend Communications, Cable and Wireless, Continental Cablevision, Countrywide Home Loans, Cox Communications, Georgia Pacific, Kaiser Permanente, Lam Research, MCI, MFS Datanet, NCR, Robert Half, SAIC, Sprint and UJB Financial. Together, these current clients of the Company represented approximately 43% of the Company's fiscal 1996 revenues, ranging from a high of 17% of revenue to a low of .2%. The Company serves its clients, many of which have multi-location enterprise networks, through its nationwide network of 17 offices. As of June 30, 1996, the Company had 344 network systems engineers.

BACKGROUND

  The ability of businesses to exchange information both internally and externally is a competitive advantage in many industries. To exchange information, many businesses are increasingly using client/server based applications, e-mail, remote access by mobile workers, the Internet, corporate Intranets, video, graphics and audio. The amount of data generated by these applications combined with the larger number of users connected to networks, has increased traffic and placed higher demand on networks. In this environment, companies that have the most responsive and reliable information systems networks will have a competitive advantage.

  As network traffic has grown, the technology underlying networks has become increasingly complex. Network hardware and software companies are rapidly developing sophisticated new technologies such as routers, inverse multiplexers, switches, ATM and VLANs to accommodate the increase in data traffic. The implementation of these technologies requires significant expertise. In addition, the complexity of networks is magnified by the need to integrate these new technologies with legacy network systems. As a result, it is increasingly difficult for network managers to ensure the reliability, performance and security of these large, heterogeneous networks. Furthermore, the tools available to manage today's networks are themselves very complex and require investments in hardware, software, personnel and training.

  Although companies have attempted to develop the necessary expertise, this rapid technological change and increasing complexity have made it difficult for companies to implement and manage their large multivendor network environments. In addition, to remain competitive, companies are increasingly focused on their core business competencies and often turn to third-party service providers for non-core functions, such as those related to their computing environments. While some companies "out-source" their entire computing environment, an increasing number of companies are pursuing an approach to more actively manage their computing environments by "selectively out-sourcing" or "out-tasking" only a limited set of services. The rapid technological changes in networking and the move to out-tasking have created increased demand for third-party network services.

  To date, it has been difficult for businesses to find adequate third-party solutions for their complex network services needs. Although there are many suppliers of network services, few focus on services for complex multivendor networks. For example, some computer systems and network equipment vendors provide services; however they focus on distributing their own products and often lack the skills to implement solutions in multivendor environments. Systems integrators and VARs have historically focused on legacy computing environments and often do not have sufficient expertise in distributed client/server network environments. Telecommunications providers are often called upon to provide complex multivendor data network services as part of total communication solutions; however, they often do not have adequate or available expertise and therefore often look to other third-party service providers for complex network services.

INS SOLUTION

  INS is a provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintains expertise in the most complex network technologies and multivendor environments. As a services-only provider, the Company believes that it is able to provide unbiased assessments and optimal solutions for its clients. In addition, the Company provides a focused, flexible approach to assisting clients in any or all phases of the network life cycle. The Company's services are particularly well suited to out-tasking. The Company has developed an on-line solutions resource, Knowledge Network, through which the Company's network systems engineers communicate and collaborate to provide solutions to clients' complex enterprise network needs. In addition to professional services the Company is developing electronic services that provide clients with cost-effective solutions for repetitive network management tasks. The Company's current electronic service, EnterprisePRO, is designed to collect data, generate reports and compile network information for use in the optimization of networks. The Company serves its clients, many of which have multi-location enterprise networks, through its nationwide network of 17 offices.

STRATEGY

  The Company's objective is to become the premier provider of services for complex enterprise networks. To achieve its objective, the Company is pursuing the following strategies:

  Build and Strengthen Client Relationships. The Company believes that delivering dependable, high-quality network services is critical to strengthening its relationships with existing clients, gaining repeat business and generating new business from referrals. The Company seeks to establish long-term relationships with its clients by becoming an integral part of their network operations. The Company also plans to continue to build and strengthen relationships with hardware and software vendors, system integrators and telecommunications providers to assist them in providing total networking solutions to their customers.

  Expand Client Base in Existing and New Markets. The Company's strategy is to expand its presence in the geographic markets it currently serves and to enter new markets where it views the opportunity as attractive. The Company currently offers its services through a network of 17 offices throughout the United States. The Company believes that a broad presence will strengthen its competitive position within the network services market and enable it to better service its clients and enter new markets in the United States and internationally.

  Attract and Retain High Quality Network Systems Engineers. The Company believes that its network systems engineers are critical to its success. The Company's strategy is to continue to attract and retain the most qualified network systems engineers by providing a rich environment and culture and by offering professional development and financial opportunities. The Company generally recruits network systems engineers that have significant technical expertise and offers them professional training as well as the opportunity to accelerate their career development by working on difficult problems and collaborating with other network systems engineers to implement sophisticated technology in complex enterprise networks. The Company promotes its corporate culture with stated values that encourage employees to be their best, work as a team and continually learn. The Company intends to continue to build its nationwide recruiting organization and to invest heavily in training and development.

  Develop and Expand Corporate Infrastructure. The Company believes that its corporate infrastructure provides it with a competitive advantage in delivering services while enabling it to expand its operations. This infrastructure includes services, such as recruiting, training and professional development, collaboration tools, such as Knowledge Network, and management information systems to give management the information necessary to make timely and accurate decisions. The Company believes that by continuing to develop and refine its employee recruiting and training infrastructure, strengthening its operational management reporting systems and controls, and expanding its information resources, it will be well-positioned to deliver high quality network services and support any growth in its operations.

  Expand Electronic Services. The Company intends to leverage its expertise in complex networks by developing electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. In addition to the potential of recurring revenue from monthly service fees, electronic services are designed to build and maintain client relationships and provide opportunities for additional professional services. The Company introduced EnterprisePRO, its current electronic service, in July 1996.

  Pursue Strategic Acquisitions. The Company intends to pursue acquisitions to expand within existing markets, enter new markets, increase the range of services, add industry and technical expertise, and acquire technology that can be used in electronic services.

  No assurance can be given that the Company will be able to implement its strategy or achieve its objectives. See "Risk Factors."

SERVICES

  The Company provides professional services and technology expertise for all phases of the network life cycle and provides an electronic service for routine network management tasks.

 Professional Services

  The Company had 344 network systems engineers engaged in providing services for complex enterprise networks as of June 30, 1996. The Company has both the breadth of expertise required to support the full life cycle of a network, which includes planning, design, implementation, operations and optimization, and the depth of expertise required to address complex and rapidly changing technology. The Company offers its services on a long- or short-term basis in any or all phases of the network life cycle. The Company's services maximize flexibility in meeting customer requirements, offer added value, and can be clearly described and presented.

  In order to meet the challenge of providing consistent, quality service, the Company staffs each project with a complement of network systems engineers with requisite technical and management experience. The Company works with the client to create a plan that defines what will be delivered as well as how success or completion will be measured. To encourage quality assurance the Company involves the service management team in all aspects of delivery and also coordinates content reviews and progress reviews. Further, the Company uses Knowledge Network to bring the expertise and experience of many talented network systems engineers to bear on an assignment.

  The Company's services are provided either as discrete projects or as part of ongoing relationships. Project content and scope range from simple task-oriented engineering and value-added implementation efforts to large- scale programs involving multiple resources across several client locations. The Company generates revenue from its professional services on a time and expenses basis; however, some projects with well-defined content may be delivered on a fixed-price basis. The success of the Company's business will depend on the Company's ability to fulfill the increasingly sophisticated needs of its clients. The Company's clients are generally able to reduce or cancel their use of the Company's products without penalty and with little or no notice. See "Risk Factors--Dependence on Professional Services; Uncertainty of Market Acceptance of Electronic Services," and "--Absence of Long-Term Agreements."

 Network Life Cycle Services

  The Company provides services for any or all phases of the network life cycle, which includes planning, design, implementation, operations and optimization.

  Network Planning. The network planning phase of the network life cycle focuses on providing clients with strategic and tactical reviews of their current network operations and future network requirements. Network planning services encompass a number of critical planning elements:

  . Defining client business requirements

  . Developing strategic information architectures

  . Performing network baseline audits

  . Preparing capacity plans for the physical network, logical transport and services

  . Selecting preferred technology

  . Conducting network security audits and planning

  Network Design. The network design phase includes services that assist in the design of physical, logical and operational information infrastructures. These services involve detailing the network specifications and implementation tactics necessary to achieve clients' business objectives. The Company generates a set of working papers that identify the specific technologies to be used and how these technologies will be configured and implemented. These services also take into consideration how the new technology will integrate into the client's existing hardware and software and how it will be managed on an ongoing basis. Examples of services provided by the Company in the network design phase include:

  . Defining functional requirements

  . Developing multivendor integration plans

  . Preparing technical design documentation

  . Developing engineering specifications and documents

  . Preparing RFP specifications or other make/buy criteria

  . Providing detailed component purchasing lists

  Network Implementation. The network implementation phase includes high value-added network services, such as IP addressing and router configuration, and, to a much lesser extent, traditional system integrator functions, such as hardware installation. The Company believes it has expertise in integrating new systems without disrupting ongoing business operations, thereby adding value and reducing risk to clients. The Company customizes an implementation plan for each client, which may include the following activities:

  . Project management

  . Integrating new hardware and software products and systems

  . Building network operations and management centers

  . Re-configuring and upgrading network elements, systems and facilities

  . Implementing installation documentation, conformance testing and compliance certification

  Network Operations. The network operations phase includes ongoing tasks necessary to keep the client's network fully operational. The Company has experience in delivering operations services to a range of clients, including those with newer client/server networks running both Internet (TCP/IP) and workgroup (Novell and Microsoft) protocols intermingled with legacy (SNA) networks. Specific operations activities are delivered according to individual client requirements drawing from a well-understood set of operating practices. Examples of these practices include:

  . Network administration, including management of user accounts, service levels, and client administrative or accounting practices

  . Network utilization analysis, involving ongoing measurement of network activity against established network baselines

  . Ongoing management of documentation, including physical assets, logical topologies, policies and procedures

  . Network troubleshooting, involving fault detection, isolation, repair and restoration

  . Alarm management including setting of alarm levels, cross-correlation, problem diagnosis and dispatch of service resources

  . Network backup, including design and supervision of backup processes and policies, and exercise of disaster recovery procedures

  . Routine moves, additions, and changes to network elements, infrastructure and services

  Network Optimization. The network optimization phase involves maximizing the rate of return of enterprise network investments on behalf of the client by such methods as reducing operating costs and increasing network utilization. Although optimization may be viewed as a separate stage of the network life cycle, optimization is closely linked with the other phases of the network life cycle. Optimization services can be long-term in nature, address issues such as cost containment and utilization, and are often aimed at optimizing LAN infrastructure. These services can also be packaged as discrete projects, designed to present alternatives for optimization of workgroup, departmental, building, or campus network investments. Finally, the Company can assist in optimizing "logical" networks, wherein the Company addresses a protocol, service or application operating in the larger context of the client's enterprise network. Examples of the Company's network optimization services include:

  . Recommendations for efficient allocation of bandwidth

  . Network traffic analysis, identification of bottlenecks and recommendations for change

  . Network process re-engineering

  . Knowledge transfer to client operations personnel on topics, such as basic practices, or operation of network management tools and stations

 Technology Expertise

  The Company has developed expertise in a number of areas, including WANs, network management, network and host security, high performance LANs and VLANs.

  Wide Area Networks. Wide area network design and optimization has special value in multi-protocol, multi-vendor enterprise network environments. The Company has substantial expertise in the design and optimization of shared transport TCP/IP and SNA networks, including emerging and legacy networking disciplines that span more than 20 years of network technology. Subject matter expertise includes commercial transport technologies (frame relay, ATM, T1/T3 leased lines with HDLC, SONET, SMDS, ISDN, and X.25), interior and exterior routing protocols (IGRP, EIGRP, CIDR, BGP-4, OSPF, RIP, and RIPv2), and commonly used network protocols ( TCP/IP, SNA, IPX, Apple, DECnet, VINES).

  Network Management. Network management practices include design and implementation of network operations/management centers, design of distributed network management systems, selection, installation, and integration of network management platforms and integration with alarm managers, trouble ticket systems and "manager of managers" tools. Subject matter expertise includes SNMP, SNMPv2, RMON, RMON-II, HPOV, Optivity, Netview 6000, SunNet Manager, Spectrum, Seagate NerveCenter, Remedy ARS and broad-based skills in network management concepts and functions (fault, performance, configuration, accounting, security).

  Network and Host Security. Network and host security practices include research and documentation of security policies, selection and installation of Internet and Intranet firewalls, secure remote access solutions, identification and installation of various security tools, audits of server and workstation security, and training of clients on security topics. Subject matter expertise includes firewall design, remote access design, authentication, server, host, and workstation industry best practices, new security protocols (S/WAN, SHTTP, SSL), cryptography and encryption, and high performance secure platforms.

  High Performance Local Area Networks and Virtual Local Area
Networks. Consulting on design and implementation of high-performance LANs and VLANs requires maintaining state of the art expertise on a broad array of topics. The Company has expertise in switching technology and products, performance tuning, ATM technology and applications, ATM migration, full-duplex LANs, and other high speed LAN components.

 Electronic Services

  The Company is leveraging its expertise in complex networks to develop electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. The Company's current electronic service, EnterprisePRO, is designed to collect data, generate reports and compile network information for use in the optimization of networks. EnterprisePRO enables clients to obtain important network trending data without investing in costly network performance hardware and software or devoting valuable staff time. The Company believes that EnterprisePRO can reduce network administration costs, improve operating efficiencies and provide a better perspective on network performance.

  EnterprisePRO is designed to be a "turn-key" service for network reporting and analysis. The service includes continuous monitoring of device availability and network capacity, proactive notification regarding device availability and 11 daily quality checks customized to clients' networks. The Company installs the EnterprisePRO server at the client site and connects it to the INS operations center at the Company's headquarters. The EnterprisePRO server software provides a proprietary network data collection system and an intuitive Web-based user interface. A single server polls each device every five minutes and can monitor up to 5,000 device interfaces. The Web-based interface provides customizable network views that allow clients to do network diagnosis, interactive decision support, and management information for fact-based network architecture and upgrade planning. EnterprisePRO reports include utilization statistics for frame relay, WAN, LAN and router CPU, device uptime, and RMON statistics, including top transmitters and protocol distribution. The INS operations center includes additional proprietary software. The EnterprisePRO server automatically connects to the operations center by modem and downloads the data. Operations center personnel back up the data and view the data in order to do daily quality checks and provide client support. The operations center also prints summary reports that are sent to clients on a weekly basis and performs updates to client configurations, troubleshooting of EnterprisePRO servers and downloads of software fixes and updates.

  EnterprisePRO was introduced in July 1996 and has been installed at 16 client sites nationwide as of July 31, 1996. The Company generally receives a one-time installation fee and a monthly service fee that varies with the size of the network being monitored.

  The Company has in the past offered on a limited basis an electronic service that has not achieved significant market acceptance or generated significant revenue. EnterprisePRO is an enhanced version of the prior service. No assurance can be given that EnterprisePRO, or any other electronic service that the Company may develop in the future, will achieve market acceptance on a timely basis, or at all.

  The Company believes that its professional services and electronic services complement one another. The cumulative expertise of the Company's professional services staff provides valuable information upon which electronic services may be based. Electronic services are designed to build and maintain client relationships and provide opportunities for additional professional services.

KNOWLEDGE NETWORK

  Knowledge Network is the Company's on-line solutions resource. Knowledge Network combines the Company's proprietary information stored in a document management system, a library of industry and manufacturer product information and specifications, periodicals, databases and CDs from vendors providing additional technical support, and a means by which the Company's network systems engineers can communicate and collaborate in resolving clients' complex enterprise network issues. Network problems encountered by INS network systems engineers and the ultimate solutions are catalogued and stored on a confidential central database for use by INS network systems engineers and management only. INS network systems engineers are able to query the Knowledge Network for precedents, conversation threads and other possible solutions for difficult network issues and can send e-mail through the Knowledge Network to other INS network systems engineers for assistance in resolving these issues. Knowledge Network enables the Company to leverage the collective talents and experience of network experts in the organization to provide clients with proven and cost-effective solutions to their network services needs. The Company believes that the Knowledge Network provides it with a competitive advantage over other network services providers.

CLIENTS

  The Company performs professional services for a variety of clients across a broad range of industries. Set forth below is a representative list of the Company's clients, each of which represented at least $100,000 in revenue in fiscal 1996.

 TELECOMMUNICATIONS         FINANCIAL SERVICES       SYSTEMS INTEGRATION

 AT&T                       Alliance Capital         Bell Atlantic Network
 AirTouch Cellular          Bank of California        Integration
 BellSouth                  Citicorp                 EDS
 Cable and Wireless          International           NCR
 GTE                        Countrywide Home
 LA Cellular Telephone       Loans                   Science Applications
 MCI                        MasterCard                International
 MFS Datanet                 International            Corporation ("SAIC")
 Nynex                      Pershing
 Southwestern Bell          Quotron Systems          SHL Systems House
  Telephone                 UJB Financial            Stream International
 Sprint                      Service
 WorldCom Network           USAA                     OTHER
  Services
                            MEDIA                    American Honda Motor Co.
 TECHNOLOGY                                          Carolina Power and Light
                            Continental              The Clorox Company
 Ascend Communications       Cablevision             Kaiser Permanente
 Cambio Networks            Cox Communications       McKesson
 Cascade Communications     Sony Pictures            Robert Half International
 Cisco Systems               Entertainment           The Stride-Rite
 Compaq                     Turner Broadcasting       Corporation
 Lam Research                System                  Taylor Made Office
 Oracle                                               Systems
                            MANUFACTURING            TransQuest Information
                                                      Solutions
                            Caterpillar              UniHealth Information
                            Georgia Pacific           Services
                            Ford Motor Company


  Although each client project differs, the following examples illustrate how certain clients of the Company have used the Company's services.

  Telecommunications. The Company provides a variety of services to several telecommunication providers, including support for their managed network services offerings. Managed network services are carrier-delivered, "turn-key" solutions which include transport access, equipment procurement and deployment, management capabilities, and professional services. Interexchange carriers are experiencing increasing demand for high-speed managed network services such as frame relay. INS has been retained to accelerate the development, deployment, and management of frame relay services. The services provided include pre- and post-sales support, staffing for complex network engagements and the design and implementation of network operations centers. Pre-sales support includes network evaluations and designs for the telecommunications providers' customers. Post-sales support includes implementation and deployment, project management, staging and configuration of the routing files, ongoing network management, second-tier and third-tier helpdesk support and troubleshooting assistance. Staffing for complex network engagements includes INS consultants working in conjunction with client account representatives to meet the unique requirements of the client's major customers.

  The Company has derived a significant portion of its revenue from a limited number of large clients and expects this concentration to continue. The Company's largest client, MCI, accounted for approximately $7.5 million, or 17.0%, of the Company's revenue in fiscal 1996 and approximately $1.1 million, or 6.8%, of the Company's revenue in fiscal 1995. In fiscal 1994, First Union National Bank accounted for approximately $2.3 million, or 30.3% of the Company's revenue, and AirTouch Cellular Communications accounted for approximately $1.0 million, or 13.3% of the Company's revenue. No other client accounted for more than 10% of the Company's revenue in fiscal 1994, fiscal 1995 or fiscal 1996. See "Risk Factors--Risks Associated with Client Concentration" and "--Absence of Long-Term Agreements."

SALES AND MARKETING

  The Company employs account managers who identify and sell to clients and manage client relationships. Many members of the Company's account management team have significant experience selling complex network and computer products and services. The Company also has a marketing group which provides sales support materials and marketing communications. Account managers generally identify clients through direct marketing and referrals. The Company employs a team selling approach, whereby account managers collaborate with field and technical managers and network systems engineers to assess potential projects and communicate the specific expertise of the Company's consultants to potential clients. In addition to other marketing strategies, the Company believes that delivering dependable, high-quality services is critical to strengthening its relationships with existing clients, gaining repeat business and generating new business from referrals. The Company seeks to establish long-term relationships with its clients by becoming an integral part of their network operations.

  The Company markets its professional services directly to large end-user clients who have chosen to out-task network services, and indirectly through third parties, including large telecommunications carriers, systems integrators, hardware and software vendors, and VARs. In addition, the Company has developed a significant relationship with Cisco, pursuant to which the Company has entered into direct relationships with clients as a result of referrals from Cisco and has from time to time performed pre-sales and post-sales support services for Cisco, including as a subcontractor. The Company believes that maintaining and enhancing its relationship with Cisco is important to the Company's business due to Cisco's leading position in the large scale, enterprise internetworking market. Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed LANs and WANs. Although the Company believes that its relationship with Cisco is good, there can be no assurance that the Company will be able to maintain or enhance its relationship with Cisco. Any deterioration in the Company's relationship with Cisco could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, although the Company has a relationship with Cisco, the Company is an independent provider of network services and seeks to provide the best solution for its clients regardless of network platform or vendor. Therefore, should the Company's relationship with Cisco be perceived as compromising the Company's ability to provide unbiased solutions, the Company's relationship with existing or potential clients could be materially adversely affected.

  The Company's current electronic service, EnterprisePRO, is marketed through the Company's account managers and through resellers and OEMs. EnterprisePRO resellers will identify potential clients and negotiate the services contracts and are responsible for installation and first level support of the client installation. The Company provides the back office automation and service to the client. The Company recently entered into reseller agreements with the network services divisions of each of GE Capital and Pacific Bell to offer EnterprisePRO to end-users. The success of these contracts will depend in part on the level of commitment and effort of these resellers. Electronic services may be sold under the Company's name or under a private label of the reseller.

  The Company's clients are generally able to reduce or cancel their use of the Company's services without penalty and with little or no notice. As a result, the Company believes that the number and size of its existing projects are not reliable indicators or measures of future revenue. The Company has in the past provided, and is likely in the future to provide, services to clients without a written commitment or contract. When a client defers, modifies or cancels a project, the Company must be able to rapidly redeploy network systems engineers to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could have a material adverse effect on the Company's business, operating results and financial condition.

HUMAN RESOURCES

  The Company believes that its success in recruiting and retaining experienced, highly-qualified and highly-motivated personnel will depend in part on its ability to provide a rich environment and culture and to offer professional development and financial opportunities. As of June 30, 1996, the Company employed 435 persons, including 344 network systems engineers and managers.

  Recruiting. The success of the Company is dependent in part on attracting and retaining talented, creative and motivated personnel at all levels. The Company dedicates significant resources to its recruiting efforts. The Company generally seeks to meet its hiring needs through referrals from existing INS employees, through a nationwide network of recruiters and through the Company's recently implemented new college graduate program. The Company's network systems engineers together have expertise in a wide array of computer and network systems of the Company's clients and a broad understanding of the industries in which the Company's clients are involved.

  Corporate Culture. The Company believes that developing a rich environment and culture is critical to its success in achieving its mission of becoming the premier provider of services for complex enterprise networks. The Company actively fosters a set of basic values which were developed by its employees. These values include a dedication to being the best, respecting others and working as a team, continuous learning and development, trustworthiness and empowerment. The Company encourages employees to use these values in daily decision making and balance the interests of clients, shareholders and employees to maximize long-term Company value. The Company believes that its growth and success are attributable in large part to its high-caliber employees and the Company's adherence to these values.

  Professional Development. Professional development includes career opportunities and on-the-job challenges, as well as training programs. The Company has two career tracks for consultants, a technical track and a management track. The Company has established a training program, called INS University, which includes national and local consultative approach workshops, collaboration workshops, new management training and technical training. In support of its INS University curriculum, the Company offers advanced training through on-site simulation labs and numerous computer-based training modules. In addition, Knowledge Network serves as an additional training and information resource. The Company's personnel keep apprised of technological advances and developments through a combination of on-the-job exposure to relevant technology, special training programs, peer review and discussions, and supervision by seasoned technical personnel.

  Compensation. The Company believes that by linking employee compensation to the success of the Company through its incentive compensation programs, the Company encourages an owner attitude which the Company believes results in decisions that maximize Company value and employee retention. The Company's compensation package consists of a combination of salary, performance-based incentive compensation, stock options and benefit plans.

  The Company's success will depend in part on the continued services of its key employees. The Company does not have employment or non-competition agreements with any of its key or other employees. The loss of services of one or more of the Company's key employees could have a material adverse effect on the Company's business, operating results and financial condition. In addition, if one or more key employees joins a competitor or forms a competing company, the loss of such employees and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on the Company's business, operating results and financial condition. In the event of the loss of any such employee, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of the Company's or its clients' technical knowledge, practice or procedures by such personnel or that such disclosure or use would not have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's future success will also depend in large part on its ability to hire, train and retain network systems engineers who together have expertise in a wide array of the network and computer systems and a broad understanding of the industries the Company serves. Competition for network systems engineers is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. In particular, competition is intense for the limited number of qualified managers and senior network systems engineers. The Company is currently experiencing and is likely to continue to experience high rates of turnover among its network systems engineers. Any inability of the Company to hire, train and retain a sufficient number of qualified network systems engineers could impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, any inability of the Company to attract and retain a sufficient number of qualified network systems engineers in the future could impair the Company's planned expansion of its business.

COMPETITION

  The network services industry is comprised of a large number of participants and is subject to rapid change and intense competition. The Company faces competition from system integrators, VARs, local and regional network services firms, telecommunications providers, network equipment vendors and computer systems vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition and generate greater service revenue than does the Company. The Company has faced, and expects to continue to face, additional competition from new entrants into its markets. Increased competition could result in price reductions, fewer client projects, underutilization of employees, reduced operating margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, most of the Company's clients have internal network support services capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers. As a result, the decision by the Company's clients or potential clients to perform network services internally could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company believes that the principal competitive factors in the market in which it competes include the nature of the services offered, quality of service, client responsiveness, marketing, management, corporate culture, client relationships, knowledge base, infrastructure and price. The Company believes it competes favorably with respect to these factors. The Company believes that its focus, depth and breadth of expertise and experience, infrastructure and management distinguish it from its competitors.

INTELLECTUAL PROPERTY

  The Company's success is dependent in part on its information technology, some of which is proprietary to the Company, and other intellectual property rights. The Company relies on a combination of nondisclosure and other contractual arrangements, technical measures, and trade secret and trademark laws to protect its proprietary rights. The Company has one patent application pending and holds one registered trademark. The Company enters into confidentiality agreements with its employees and attempts to limits access to and distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights. The Company has in the past entered into services contracts with clients that assign rights to certain aspects of the work performed under such contracts to such clients. The Company does not believe that such contracts will limit the Company's ability to render its services to other clients. However, there can be no assurance that the Company will not receive communications in the future from third parties or clients asserting that the Company has infringed or misappropriated the proprietary rights of such parties. Any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of infringement or misappropriation against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed, misappropriated, or similar technology, the Company's business, operating results and financial condition could be materially adversely affected.

FACILITIES

  The Company's principal administrative, sales, marketing and service development facilities are located in an approximately 31,000 square foot building in Sunnyvale, California pursuant to a lease which expires in 2001. In addition, the Company leases field support offices in 17 cities. The field offices range from small executive offices to a 2,700 square foot facility. Lease terms range from month-to-month on certain executive offices to five years on certain direct leases. Because the Company's professional services are generally performed at the client site, field facilities are generally small. Field facilities are generally used for periodic meetings, training and administration and by account managers. The Company has field facilities in Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Costa Mesa, California; Dallas, Texas; Detroit, Michigan; El Segundo, California; Houston, Texas; Iselin, New Jersey; Mountain View, California; New York, New York; Raleigh, North Carolina; San Francisco, California; San Ramon, California; Tulsa, Oklahoma; Washington, D.C. and Woodland Hills, California. The Company is continually evaluating the adequacy of existing facilities and facilities in new cities and believes that suitable additional space will be available in the future on commercially reasonably terms as needed.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company, and their ages and positions as of June 30, 1996, are as follows:

              NAME               AGE                POSITION(S)
              ----               ---                -----------
 Donald K. McKinney.............  47 Chairman of the Board and Chief Executive
                                      Officer
 John L. Drew...................  40 President, Chief Operating Officer and
                                      Director
 David M. Butze.................  39 Vice President, Western Operations
 Fred J. Farinacci..............  49 Vice President, Central Operations
 Kevin J. Laughlin..............  35 Vice President, Finance, Chief Financial
                                      Officer and Secretary
 Noel Marie Leca................  39 Vice President, Electronic Services
 Peter J. Licata................  49 Vice President, Southern Operations
 Ralph S. Troupe................  35 Vice President, Eastern Operations
 Steven R. Umphreys.............  43 Vice President, Human Resources
 Steven L. Waldbusser...........  30 Principal Architect, Electronic Services
 Vernon R. Anderson(1)(2).......  65 Director
 David Carlick(1)...............  46 Director
 Lawrence G. Finch (1)..........  62 Director
 Donald A. LeBeau...............  48 Director
 Douglas Leone (2)..............  39 Director

- --------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Donald K. McKinney. Mr. McKinney, the founder of the Company, served as President and Chief Executive Officer and Director from the Company's inception in August 1991 until January 1996 and has since served as Chairman of the Board and Chief Executive Officer. Mr. McKinney served as the Vice President of Sales and Marketing of Electronics for Imaging, Inc., a provider of hardware and software products for the digital color imaging market, from May 1989 to February 1991. Mr. McKinney has also served in various sales, management and consulting positions at Sequoia Capital, Silicon Graphics, Inc., Chromatics and IBM.

  John L. Drew. Mr. Drew served as Vice President of Operations from June 1994 to January 1996 and has since served as President and Chief Operating Officer. Mr. Drew is also a Director of the Company. Prior to joining the Company, Mr. Drew was Vice President and General Manager for the Network Enable Division of Unisys Corporation from April 1991 to June 1994. Mr. Drew also served in other finance, marketing and management positions for Unisys Corporation from July 1984 to March 1991.

  David M. Butze. Mr. Butze has been the Vice President of Western Operations since April 1995. Prior to joining the Company, Mr. Butze was Vice President of Sales and Marketing of Valence Technology, Inc., a battery technology company, from May 1992 to March 1995. Mr. Butze was Vice President of JWP Information Services, a systems integrator, from March 1989 to May 1992. Mr. Butze has also held sales and sales management positions at Sperry Corporation and Hercules Incorporated.

  Fred J. Farinacci. Mr. Farinacci has been the Vice President of Central Operations since March 1996. Prior to joining the Company, Mr. Farinacci held various sales, sales management and general management positions at Unisys Corporation for 19 years, most recently as Vice President and General Manager of Transportation Market Segment from April 1995 to March 1996 and Group Vice President, Central Group from January 1991 to March 1995.

  Kevin J. Laughlin. Mr. Laughlin joined the Company in August 1993 as Director of Finance and Secretary, became Vice President of Finance in August 1994, and became Chief Financial Officer in July 1996. Mr.

Laughlin was Controller of Electronics for Imaging, Inc., a provider of hardware and software products for the digital color imaging market, from November 1989 to July 1993. Mr. Laughlin also served as an Accounting Manager at Oracle Corporation and in various positions at Ernst & Young.

  Noel Marie Leca. Ms. Leca has been the Vice President of Electronic Services since March 1996. Prior to joining the Company, Ms. Leca held various management positions at Sybase, Inc., a database software company, from October 1989 to February 1996, most recently as Vice President from September 1995 to February 1996, Vice President, Multimedia Products from September 1993 to August 1995 and Vice President, Tools Products from October 1992 to August 1993.

  Peter J. Licata. Mr. Licata joined the Company in February 1992 and has served in various management positions, most recently Vice President of Southern Operations. Prior to joining the Company, Mr. Licata was Vice President of Sales, Marketing and Customer Service at Ultra Network Technology, a networking company, from April 1987 to January 1992. Mr. Licata has also held various sales and sales management positions at ROLM Corporation, Cray Computer and Control Data Corporation.

  Ralph S. Troupe. Mr. Troupe joined the Company in January 1993 and has served in various sales and operations management positions, most recently, Vice President of Eastern Operations. Prior to joining the Company, Mr. Troupe was a Regional Manager of Lexcel Network Management Software Company, a software company, from November 1990 to January 1993. Mr. Troupe has also held sales and sales management positions at Management Visuals, 3M Corporation and NCR Corporation.

  Steven R. Umphreys. Mr. Umphreys has served as Vice President of Human Resources since November 1995. Prior to joining the Company, Mr. Umphreys was Director of Human Resources at Octel Corporation, a voice processing company, from October 1990 to October 1995. Prior to Octel, Mr. Umphreys held various human resource positions at 3Com Corporation, Quantum Corporation, and Hewlett-Packard Company and a consulting position with Towers, Perrin, Forester & Crosby.

  Steven L. Waldbusser. Mr. Waldbusser has served as the Principal Architect, Electronic Services for the Company since May 1995. Prior to joining the Company, Mr. Waldbusser was the network architect at Carnegie Mellon University from June 1987 to April 1995. Mr. Waldbusser is a Working Group Chair of the Internet Engineering Task Force (IETF) and is the author of the RMON and RMON-II standards as well as a co-author of the SNMPv2 standard and many other standards.

  Vernon R. Anderson. Mr. Anderson has served as a member of the Company's Board of Directors since April 1992 and served as Chairman of the Board from April 1992 to January 1996. Mr. Anderson has been a private investor and management advisor since January 1994. Mr. Anderson was the President, Chief Executive Officer and Vice Chairman of Axel Johnson, Inc., a diversified industrial company, from March 1988 to October 1989, and Vice Chairman from October 1989 to December 1993. Mr. Anderson was a founder, President and Chief Executive Officer of Silicon Graphics, Inc., Collagen Corporation and Vidar Corporation.

  David Carlick. Mr. Carlick has served as a member of the Board of Directors since April 1992. Mr. Carlick was the founder of Carlick Advertising in 1980, which merged with Poppe Tyson in 1993. Mr. Carlick is currently an Executive Vice President and Director of Poppe Tyson. Mr. Carlick is on the board of directors of several privately held companies.

  Lawrence G. Finch. Mr. Finch has served as a member of the Board of Directors since June 1993. Mr. Finch has been a partner of Sigma Partners since 1989. Mr. Finch is on the Board of Directors of Phoenix Technologies Ltd. and several privately held companies.

  Donald A. LeBeau. Mr. LeBeau has served as a member of the Board of Directors since October 1994. Mr. LeBeau has served as Senior Vice President, Worldwide Operations of Cisco, since August 1994 and Vice President of North American Sales from July 1992 to August 1994. Prior to joining Cisco, Mr. LeBeau was Vice President of Western Operations at Wang Laboratories.

  Douglas Leone. Mr. Leone has served as a member of the Board of Directors since June 1993. Mr. Leone is a partner of Sequoia Capital and has been with that firm since July 1988. Mr. Leone is on the Board of Directors of Arbor Software and several privately held companies.

  Certain of the current directors of the Company were nominated and elected in accordance with voting rights which terminate upon the closing of this offering.

DIRECTOR COMPENSATION

  Members of the Company's Board of Directors do not receive compensation for their services as directors. Certain directors have been granted options to purchase Common Stock in the past and options may be granted to directors of the Company in the future. See "--Stock Plans" and "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock purchase and stock option plans and makes recommendations to the Board of Directors regarding such matters. For fiscal 1996, the Compensation Committee consisted of Messrs. Anderson and Finch. The committee is currently composed of Messrs. Anderson and Leone. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the Board of Directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. See "Certain Transactions."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Amended and Restated Articles of Incorporation limit the liability of the Company's directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

  The Company's Amended and Restated Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the maximum extent permitted by California law. The Company has entered into indemnification agreements with each of its current directors and officers and certain of its key employees that provide for indemnification of, and advancement of expenses to, such persons to the maximum extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advancement of expenses are discretionary under California law.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation earned during fiscal 1996 for (i) the Company's Chief Executive Officer and (ii) the Company's other executive officers whose salary and bonus for such fiscal year exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                                  ANNUAL COMPENSATION   SECURITIES
       NAME AND                                   --------------------  UNDERLYING
 PRICIPAL POSITION(1)                             SALARY ($) BONUS ($) OPTIONS (#)
- ---------------------                             ---------- --------- ------------
    Donald K. McKinney
     Chairman of the Board and Chief Executive
      Officer....................................  $200,000   $60,000    600,000
    John L. Drew
     President and Chief Operating Officer.......   200,000    60,000    250,000
    Kevin J. Laughlin
     Vice President, Finance, Chief Financial Of-
      ficer and Secretary........................   118,077    24,000     50,000

- --------
(1) Mr. Drew was appointed President and Chief Operating Officer in January 1996, and Mr. Laughlin was appointed Chief Financial Officer in July 1996.

  The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during fiscal 1996.


                         OPTION GRANTS IN FISCAL 1996




                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------  POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                         NUMBER OF                                            ANNUAL RATES OF STOCK
                         SECURITIES PERCENT OF TOTAL                           PRICE APPRECIATION
                         UNDERLYING OPTIONS GRANTED    EXERCISE                FOR OPTION TERM(5)
                          OPTIONS   TO EMPLOYEES IN     PRICE     EXPIRATION ----------------------
          NAME           GRANTED(1)  FISCAL 1996(2)  PER SHARE(3)  DATE(4)     5% ($)    10% ($)
          ----           ---------- ---------------- ------------ ---------- ---------- -----------
Donald K. McKinney......  600,000         17.2%         $ .25      09/01/00  $   94,334   $239,061
John L. Drew............  250,000          7.2            .50      11/15/05      78,612    199,218
Kevin J. Laughlin.......   50,000          1.4            .50      11/15/05      15,722     39,844

- --------
(1) These options were granted pursuant to the Company's Amended and Restated 1992 Flexible Stock Incentive Plan. The options were immediately exercisable; however, the shares purchased under such options are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to the vesting of such shares. In this context, "vesting" means that the shares subject to options are no longer subject to repurchase by the Company. A total of 24% of the options vest upon completion of 12 months of service with the Company, and the remaining shares vest at the rate of two percent per month over the next 38 months of service.
(2) In fiscal 1996, the Company granted options to purchase an aggregate of 3,486,350 shares.
(3) In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with technology companies.
(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.
(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

  The following table sets forth for each of the Named Executive Officers certain information concerning options exercised during fiscal 1996 and the number of shares subject to both exercisable and unexercisable stock options as of June 30, 1996. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of June 30, 1996.

     AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                          NUMBER OF   VALUE REALIZED     UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS AT
                           SHARES    (MARKET PRICE AT OPTIONS AT JUNE 30, 1996 (1)               JUNE 30, 1996 (1)
                         ACQUIRED ON  EXERCISE LESS   ----------------------------------     -------------------------
          NAME            EXERCISE   EXERCISE PRICE)   EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----           ----------- ---------------- --------------     ---------------     ----------- -------------
Donald K. McKinney(2)...   600,000       $   --             --                  --               $ --         $ --
John L. Drew............   250,000           --             --                  --                 --           --
Kevin J. Laughlin.......   200,000        25,500            --                  --                 --           --

- --------
(1) The Options granted to the Named Executive Officers under the Company's Amended and Restated 1992 Flexible Stock Incentive Plan were immediately exercisable. The Named Executive Officers have exercised all options granted to them; however, unvested shares are subject to repurchase by the Company.
(2) Mr. McKinney is a trustee of the McKinney Family Trust which holds a warrant to purchase 75,949 shares of the Company's Common Stock. Such warrant was issued in connection with a financing on the same terms as those received by other investors. See "Certain Transactions."

STOCK PLANS

 1992 Flexible Stock Incentive Plan

  The Company's 1992 Flexible Stock Incentive Plan (the "1992 Plan") provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options and stock appreciation rights. As of August 15, 1996, options to purchase an aggregate of 2,316,920 shares of Common Stock were outstanding under the 1992 Plan and 1,012,355 shares remained available for future grants under the 1992 Plan. Options granted under the 1992 Plan before the effective date of the 1996 Plan described below will remain outstanding in accordance with their terms, but no further options will be granted under the 1992 Plan after the public offering.

 1996 Stock Plan

  The Company's 1996 Stock Plan ( the "1996 Plan") was approved by the Board of Directors in July 1996, subject to shareholder approval, but will not become effective until the public offering. The 1996 Plan provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors (including non-employee directors) and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). A total of 5,500,000 shares of Common Stock has been reserved for issuance under the 1996 Plan, plus any unused or cancelled shares under the 1992 Plan.

  The 1996 Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"). Options and SPRs granted under the 1996 Plan are transferable by the optionee only at the discretion of the Administrator or by will or by the laws of descent and distribution. Options that are not transferable are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan generally must be exercised within three months of the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all nonstatutory stock options granted under the 1996 Plan will be determined by the Administrator. With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock (a "10% Shareholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of the grant. The maximum term of an option granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder). In the case of SPRs, unless the Administrator determines otherwise, the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). Such repurchase option will lapse at a rate determined by the Administrator. The purchase price for shares repurchased by the Company will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.

 1996 Employee Stock Purchase Plan

  The Company's 1996 Employee Stock Purchase Plan (the "1996 Purchase Plan") was adopted by the Board of Directors in July 1996, subject to shareholder approval, but will not become effective until the public offering. The Company has reserved a total of 1,200,000 shares of Common Stock for issuance under the 1996 Purchase Plan. Under the 1996 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, eligible employees of the Company are granted the right to purchase Common Stock through payroll deductions of up to 15% of their compensation (including commissions, overtime, shift premium, and performance bonuses). The employee's right to purchase stock may accrue at a rate that does not exceed $25,000 of stock per calendar year. The maximum number of shares that an employee may purchase during any six-month purchase period is limited to 2,000 shares. Generally, the price of Common Stock purchased under the 1996 Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the last trading day prior to the first day of the applicable offering period or the last trading day of each six-month purchase period. Employees may end their participation in the 1996 Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. Rights granted under the 1996 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 1996 Purchase Plan will be implemented by an initial offering period of approximately 26 months commencing on the effective date of this offering and ending on the last trading day in the period ending October 31, 1998. Special offering periods that end on the same date as the first offering period will begin on November 29, 1996 and February 14, 1997. Subsequent offering periods will last 24 months and will commence on the first trading day on or after May 1 and November 1 of each year during which the 1996 Purchase Plan is in effect, and will terminate on the last trading day in the periods ending 24 months later. Each 24-month offering period will consist of four purchase periods of approximately six months duration. The 1996 Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board.

401(K) PLAN

  The Company has a 401(k) Plan, pursuant to which eligible employees may elect to reduce their current salary by up to the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. Certain Named Executive Officers participate in the 401(k) Plan.

                             CERTAIN TRANSACTIONS

  Since inception in August 1991, the Company has issued, in private placement transactions, shares of its Mandatorily Redeemable Convertible Preferred Stock (the "Preferred Stock"), consisting of Series A, Series B and Series C Preferred Stock, as follows: an aggregate of 2,848,000 shares of the Company's Series A Preferred Stock at a price of $.603 per share in June 1993; an aggregate of 6,848,922 shares of the Company's Series B Preferred Stock at a price of $.336 per share in June 1993; and an aggregate of 5,722,178 shares of the Company's Series C Preferred Stock at a price of $.79 per share in July 1994. Purchasers of the Preferred Stock included the following 5% shareholders, executive officers, directors and entities affiliated with directors:

                               SHARES OF SERIES A SHARES OF SERIES B SHARES OF SERIES C
               NAME             PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK
               ----            ------------------ ------------------ ------------------
     Canaan Partners enti-
      ties...................            --                 --           1,708,862
     Sequoia Capital enti-
      ties...................            --           2,977,792            957,632
     Sigma Partners enti-
      ties...................            --           2,977,792            957,632
     Vernon R. Anderson (1)..            --             297,779            127,408
     Donald K. McKinney......      2,848,000                --             439,073
     Cisco Systems, Inc......            --                 --           1,265,823

- -------
(1) Does not include 297,779 shares of Series B and 75,875 shares of Series C Preferred Stock purchased by Brenton Anderson, the son of Vernon R. Anderson.

  The Preferred Stock purchased by these 5% shareholders, executive officers, directors and affiliates was purchased on the same terms and conditions as the Preferred Stock purchased by other investors. The holders of Preferred Stock are entitled to certain dividend, voting, liquidation and redemption rights. To date, no dividends have been paid. Certain of the current directors of the Company were nominated and elected in accordance with the voting rights which terminate upon the closing of this offering. The Preferred Stock is convertible into Common Stock of the Company at the rate of one share of Common Stock for each share of Preferred Stock.

  In March 1994, the Company borrowed an aggregate of $1,000,000 from the following holders of its Preferred Stock: Donald K. McKinney, Vernon R. Anderson, Brenton Anderson, and entities affiliated with Sequoia Capital and Sigma Partners. The convertible promissory notes bore interest at the rate of 7% per annum. The outstanding principal balance of these notes, plus accrued interest, was converted into 1,291,798 shares of Series C Preferred Stock on the closing of the sale of Series C Preferred Stock. In addition to the convertible promissory notes evidencing the loans, the Company issued to the lenders, on a pro-rata basis, warrants to purchase an aggregate of 253,163 shares of the Company's Common Stock at an exercise price per share of $.10. The following shareholders who beneficially own more than 5% of the Company's outstanding Common Stock, executive officers and directors (or entities affiliated with directors) hold warrants issued in this transaction: Mr. McKinney holds a warrant to purchase 75,949 shares of the Company's Common Stock and entities affiliated with Sequoia Capital and Sigma Partners each hold warrants to purchase 80,552 shares of the Company's Common Stock. In addition, Mr. Vernon and his son, Mr. Brenton Anderson, exercised their warrants and each purchased 8,055 shares of the Company's Common Stock in August 1995. The remaining warrants terminate upon the closing of this offering if not exercised. The Company has assumed that each of these warrants will be exercised in full for purposes of this Prospectus.

  In June 1994, the Company issued a warrant to purchase 1,315,789 shares of Series C Preferred Stock at an exercise price of $1.14 to Cisco. Cisco exercised the warrant in full in June 1995. The Company recognized revenue of $741,000 and $207,000 from services provided to Cisco, including as a subcontractor, in fiscal 1995 and 1996, respectively.

  The Company made loans to certain of its executive officers related to the exercise of stock options. The notes are collateralized by the underlying stock and the stock is subject to a right of repurchase by the Company in the event of termination. As of June 30, 1996, the amounts outstanding for principal and interest on these loans were $157,018 and $162,580 for Messrs. McKinney and Drew, respectively.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of August 15, 1996 and as adjusted to reflect the sale of the Common Stock offered hereby for (i) each person or entity who is known by the Company to beneficially own five percent or more of the outstanding Common Stock of the Company, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                    PERCENTAGE OF SHARES
                                                    BENEFICIALLY OWNED(1)
                                                    ------------------------
NAME OR GROUP OF                NUMBER OF SHARES      BEFORE        AFTER
BENEFICIAL OWNERS             BENEFICIALLY OWNED(1)  OFFERING      OFFERING
- -----------------             --------------------- ----------    ----------
Donald K. McKinney (2)......       10,578,182               37.2%         34.2%
  c/o International Network
   Services
  1213 Innsbruck Drive
  Sunnyvale, CA 94089
Sequoia Capital (3).........        4,015,976               14.1          13.0
  Douglas Leone
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Sigma Partners (4)..........        4,015,976               14.1          13.0
  Lawrence G. Finch
  2884 Sand Hill Road
  Suite 121
  Menlo Park, CA 94025
Cisco Systems, Inc. (5).....        2,581,612                9.1           8.4
  Donald A. LeBeau
  170 West Tasman Drive
  San Jose, CA 95134
Canaan Partners (6).........        1,708,862                6.0           5.5
  2884 Sand Hill Road,
  Suite 115
  Menlo Park, CA 94025
John L. Drew (7)............          966,000                3.4           3.1
Vernon R. Anderson (8)......          462,442                1.6           1.5
Kevin J. Laughlin (9).......          300,000                1.1           1.0
David Carlick (10)..........           60,000                  *             *
All directors and executive
 officers as a group (8 per-
 sons) (11) ................       23,580,188               83.0          76.3

- --------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.
 (1) Based on 28,409,977 shares outstanding as of August 15, 1996, which includes 237,053 shares of Common Stock to be issued upon the exercise of warrants concurrently with the consummation of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 15, 1996 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned after the offering assumes no exercise of the Underwriters' over-allotment option. See "Underwriters." Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.
 (2) Includes 10,502,233 shares held by the McKinney Family Trust, of which Mr. McKinney is a trustee. Of these shares, 420,000 shares were subject to a repurchase option in favor of the Company as of August 15, 1996. Also includes 75,949 shares issuable upon exercise of a warrant held by the McKinney Family Trust.
 (3) Includes 3,600,389 shares held by Sequoia Capital V, 177,619 shares held by Sequoia Technology Partners V, 119,111 shares held by Sequoia XXIII and 38,305 shares held by Sequoia XXIV. Also includes 74,913, 2,417 and 3,222 shares issuable upon exercise of warrants held by Sequoia Capital V, Sequoia Technology Partners V and Sequoia XXIV, respectively. Mr. Leone is a partner of Sequoia Capital and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
 (4) Includes 276,900 shares held by Sigma Associates II, L.P. and 3,658,524 shares held by Sigma Partners II, L.P. Also includes 5,671 and 74,881 shares issuable upon exercise of warrants held by Sigma Associates II, L.P. and Sigma Partners II, L.P., respectively. Mr. Finch is a partner of Sigma Partners and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest in the partnerships.
 (5) Mr. LeBeau, a director of the Company, is Senior Vice President, Worldwide Operations of Cisco. Mr. LeBeau disclaims beneficial ownership of such shares.
 (6) Includes 182,849 shares held by Canaan Capital Limited Partnership and 1,526,013 shares held by Canaan Capital Offshore Limited Partnership, C.V.
 (7) Includes 610,000 shares subject to a repurchase option in favor of the Company as of August 15, 1996.
 (8) Includes 462,442 shares held by the Vernon R. & Lysbeth W. Anderson Family Trust of which Mr. Anderson is a trustee.
 (9) Includes 159,000 shares subject to a repurchase option in favor of the Company as of August 15, 1996.
(10) Includes 10,000 shares issuable upon exercise of options, all of which would be subject to a repurchase option in favor of the Company as of August 15, 1996, if issued.
(11) Includes 10,000 shares issuable upon exercise of options, all of which would be subject to a repurchase option in favor of the Company as of August 15, 1996, if issued, 1,189,000 shares subject to a repurchase option in favor of the Company as of August 15, 1996 and 237,053 shares issuable upon exercise of warrants.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 75,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value, after giving effect to the amendment of the Company's Amended and Restated Articles of Incorporation to delete references to Series A, B and C Preferred Stock following the conversion of such Preferred Stock into Common Stock upon the closing of this offering.

COMMON STOCK

  As of August 15, 1996, there were 28,409,977 shares of Common Stock outstanding (after giving effect to the conversion of all Preferred Stock and exercise of all warrants which would otherwise terminate upon the consummation of this offering) held of record by 93 shareholders. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon consummation of the offering will be fully paid and non-assessable.

PREFERRED STOCK

  Upon the closing of this offering, 5,000,000 shares of undesignated Preferred Stock will be authorized, and no shares will be outstanding. The Board of Directors of the Company has the authority to issue the shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Although it presently has no intention to do so, the Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS

  Upon the closing of this offering, the Company will have one warrant outstanding to purchase 63,291 shares of the Company's Common Stock at a purchase price of $0.79 per share. The warrant expires on July 1, 1999.

CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

  The Company's Amended and Restated Articles of Incorporation provide that cumulative voting for the election of directors will be eliminated at such time as (i) the Company's shares of Common Stock are listed on the Nasdaq National Market and the Company has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders or (ii) the Company's shares of Common Stock are listed on the New York Stock Exchange or the American Stock Exchange (a "listed corporation"). The Company's Amended and Restated Articles of Incorporation also provide that all shareholder action must be effected at a duly called meeting of shareholders and not by a consent in writing. The Company's Amended and Restated Bylaws provide that shareholders may only make director nominations and bring business before the Company's annual meeting upon prior written notice. Such provisions may have the effect of delaying or preventing a change in control of the Company.

REGISTRATION RIGHTS

  The holders or their permitted transferees (the "Holders") of approximately 24,338,052 shares of Common Stock and warrants to purchase approximately 63,291 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the holders are entitled to notice of the registration and are entitled to include shares of such Common Stock therein. In addition, the holders of more than 50% of the shares with registration rights may require the Company at its own expense, on not more than two occasions, to file a registration statement under the Securities Act, with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, the Holders may require the Company, at its expense, to register the shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 30,909,977 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 2,500,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by Affiliates of the Company, if any. The remaining 28,409,977 shares of Common Stock held by existing shareholders are Restricted Shares. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus, (ii) 25,295,648 shares will be eligible for sale upon expiration of lock-up agreements and other contractual restrictions 180 days after the date of this Prospectus, (iii) 1,331,899 shares will be eligible for sale thereafter upon expiration of their respective two-year holding periods and (iv) 1,782,430 shares which are subject to a repurchase option in favor of the Company will be eligible for sale thereafter as such shares vest.

  Upon completion of this offering, the holders of 24,338,052 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates, if any) immediately upon the effectiveness of such registration.

  All officers and directors and certain other shareholders of the Company have entered into "lock-up" agreements that provide that they will not sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Pursuant to pre-existing agreements with the Company, all other holders of Common Stock and options to purchase Common Stock have agreed not to sell shares of Common Stock for 180 days after the date of this Prospectus, and the Company has agreed in the Underwriting Agreement not to release such holders without the consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Morgan Stanley & Co. Incorporated currently has no plans to release any portion of the securities subject to lock-up agreements.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 309,100 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

  The Securities and Exchange Commission has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

  The Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the Company's 1992 Plan, 1996 Plan and 1996 Purchase Plan. Based on the number of options outstanding and options and shares reserved for issuance under all such plans, such registration statement would cover approximately 9,082,339 shares. See "Management--Stock Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of this offering. Shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to shares acquired by Affiliates, be available for sale in the open market upon expiration of the lock-up agreements or contractual restrictions and any vesting restrictions described above. As of August 15, 1996, options to purchase 2,316,920 shares of Common Stock were issued and outstanding under the 1992 Plan, and no options to purchase shares had been granted under the Company's 1996 Plan and 1996 Employee Purchase Plan. Subsequent to August 15, 1996, the Board of Directors granted options to purchase an additional 104,900 shares of Common Stock. See "Management--Director Compensation" and "--Stock Plans."

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated and Robertson, Stephens & Company LLC are serving as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of the Company's Common Stock set forth opposite their respective names below:

                                                                       NUMBER
               NAME                                                   OF SHARES
               ----                                                   ---------
   Morgan Stanley & Co. Incorporated.................................
   Alex. Brown & Sons Incorporated...................................
   Robertson, Stephens & Company LLC.................................
                                                                      ---------
     Total........................................................... 2,500,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the initial public at the public offering price set forth on the cover page hereof and part to certain dealers at a
price which represents a concession not in excess of $   per share under the
initial public offering price. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $   per share to other Underwriters
or to certain other dealers.

  Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriters' name in the preceding table bears to the total number of shares of Common Stock offered hereby to the Underwriters.

  The Underwriters have reserved up to 150,000 shares of Common Stock for sale at the initial public offering price to certain employees of the Company and other parties. In addition, certain other persons with whom the Company has existing relationships have expressed an interest in purchasing shares from the Underwriters at the initial public offering price. The number of shares available for sale to the general public will be reduced to the extent such persons purchase shares from the Underwriters. Any shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Representatives have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers and directors of the Company and certain other shareholders of the Company have agreed not to sell, make any short sale of, grant any option for the purchase of, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Pursuant to pre-existing agreements with the Company, all other holders of Common Stock and options to purchase Common Stock have agreed not to sell shares of the Company's Common Stock for 180 days after the date of the Prospectus, and the Company has agreed in the Underwriting Agreement not to release such holders without the prior consent of Morgan Stanley & Co. Incorporated. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gray Cary Ware & Freidenrich, A Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of the Company at June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         INTERNATIONAL NETWORK SERVICES

                               ----------------

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-2
Balance Sheets at June 30, 1995 and 1996................................. F-3
Statements of Operations for the Years Ended June 30, 1994, 1995 and
 1996.................................................................... F-4
Statements of Shareholders' Deficit for the Years Ended June 30, 1994,
 1995 and 1996........................................................... F-5
Statements of Cash Flows for the Years Ended June 30, 1994, 1995 and
 1996.................................................................... F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of International Network Services

  In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of International Network Services at June 30, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
San Jose, California
July 19, 1996

                         INTERNATIONAL NETWORK SERVICES

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 JUNE 30,
                                                              ----------------
                                                               1995     1996
                                                              -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................. $ 4,161  $   869
  Accounts receivable, net...................................   4,164   11,821
  Deferred income taxes......................................     --       857
  Prepaid expenses and other assets..........................     116      386
                                                              -------  -------
    Total current assets.....................................   8,441   13,933
Property and equipment, net..................................   1,526    4,139
                                                              -------  -------
                                                              $ 9,967  $18,072
                                                              =======  =======
  LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
               STOCK AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable........................................... $   652  $ 1,908
  Accrued expenses...........................................     954    3,704
  Income taxes payable.......................................      58      250
  Deferred revenue...........................................     342      612
  Borrowings under line of credit............................     --     1,000
  Current portion of notes payable...........................     332      399
                                                              -------  -------
    Total current liabilities................................   2,338    7,873
                                                              -------  -------
Notes payable, less current portion..........................     732      316
                                                              -------  -------
Mandatorily Redeemable Convertible Preferred Stock...........  11,292   12,427
                                                              -------  -------
Commitments (Notes 7 and 8)
Shareholders' deficit:
  Common Stock, no par value, 45,000,000 shares authorized;
   8,394,320 and 11,426,875 shares issued and outstanding....     435    2,394
  Accretion of Mandatorily Redeemable Convertible Preferred
   Stock.....................................................  (1,319)  (2,454)
  Notes receivable from shareholders.........................     (30)  (1,880)
  Accumulated deficit........................................  (3,481)    (604)
                                                              -------  -------
    Total shareholders' deficit..............................  (4,395)  (2,544)
                                                              -------  -------
                                                              $ 9,967  $18,072
                                                              =======  =======


   The accompanying notes are an integral part of these financial statements.

                         INTERNATIONAL NETWORK SERVICES

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         YEAR ENDED JUNE 30,
                                                       -------------------------
                                                        1994     1995     1996
                                                       -------  -------  -------
Revenue..............................................  $ 7,565  $15,549  $44,092
                                                       -------  -------  -------
Operating expenses:
  Professional personnel.............................    3,319    6,654   19,892
  Sales and marketing................................    2,774    3,843    7,990
  General and administrative.........................    1,588    1,890    5,049
  Other costs........................................    1,248    2,346    6,447
                                                       -------  -------  -------
    Total operating expenses.........................    8,929   14,733   39,378
                                                       -------  -------  -------
Income (loss) from operations........................   (1,364)     816    4,714
Interest and other, net..............................      (30)      17        3
                                                       -------  -------  -------
Income (loss) before income taxes....................   (1,394)     833    4,717
Provision for income taxes...........................      --        58    1,840
                                                       -------  -------  -------
Net income (loss)....................................   (1,394)     775    2,877
  Accretion of Mandatorily Redeemable Convertible
   Preferred Stock...................................      403      883    1,135
                                                       -------  -------  -------
  Net income (loss) attributable to Common Stock.....  $(1,797) $  (108) $ 1,742
                                                       =======  =======  =======
Net income (loss) per share..........................  $ (0.07) $  0.03  $  0.09
                                                       =======  =======  =======
Shares used to compute net income (loss) per share...   19,385   29,427   30,620
                                                       =======  =======  =======
Net income (loss) attributable to Common Stock per
 share...............................................  $ (0.09) $   --   $  0.06
                                                       =======  =======  =======
Shares used to compute net income (loss) attributable
 to
 Common Stock per share..............................   19,385   27,078   30,620
                                                       =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                         INTERNATIONAL NETWORK SERVICES

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         ACCRETION OF
                                                         MANDATORILY
                                               NOTES      REDEEMABLE
                            COMMON STOCK     RECEIVABLE  CONVERTIBLE
                         ------------------     FROM      PREFERRED   ACCUMULATED
                           SHARES   AMOUNTS SHAREHOLDERS    STOCK       DEFICIT    TOTAL
                         ---------- ------- ------------ ------------ ----------- -------
Balance at June 30,
 1993...................  6,750,000 $  383    $   --       $   (33)     $(2,862)  $(2,512)
  Issuance of Common
   Stock upon exercise
   of stock options.....  1,172,800     43        (30)         --           --         13
  Accretion of
   Mandatorily
   Redeemable
   Convertible Preferred
   Stock................        --     --         --          (403)         --       (403)
  Net loss..............        --     --         --           --        (1,394)   (1,394)
                         ---------- ------    -------      -------      -------   -------
Balance at June 30,
 1994...................  7,922,800    426        (30)        (436)      (4,256)   (4,296)
  Accretion of
   Mandatorily
   Redeemable
   Convertible Preferred
   Stock................        --     --         --          (883)         --       (883)
  Issuance of Common
   Stock upon exercise
   of stock options,
   net..................    471,520      9        --           --           --          9
  Net income............        --     --         --           --           775       775
                         ---------- ------    -------      -------      -------   -------
Balance at June 30,
 1995...................  8,394,320    435        (30)      (1,319)      (3,481)   (4,395)
  Accretion of
   Mandatorily
   Redeemable
   Convertible Preferred
   Stock................        --     --         --        (1,135)         --     (1,135)
  Issuance of Common
   Stock upon exercise
   of stock options and
   warrants.............  3,032,555  1,959     (1,850)         --           --        109
  Net income............        --     --         --           --         2,877     2,877
                         ---------- ------    -------      -------      -------   -------
Balance at June 30,
 1996................... 11,426,875 $2,394    $(1,880)     $(2,454)     $  (604)  $(2,544)
                         ========== ======    =======      =======      =======   =======


   The accompanying notes are an integral part of these financial statements.

                         INTERNATIONAL NETWORK SERVICES

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                       YEAR ENDED JUNE 30,
                                                     -------------------------
                                                      1994     1995     1996
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income (loss).................................. $(1,394) $   775  $ 2,877
 Adjustments to reconcile net income (loss) to net
  cash provided by (used for) operating activities:
  Depreciation......................................     275      784    1,786
  Changes in assets and liabilities:
   Accounts receivable..............................  (1,350)  (2,245)  (7,657)
   Deferred income taxes............................     --       --      (857)
   Prepaid expenses and other assets................     (41)     (37)    (270)
   Accounts payable.................................     109      352    1,256
   Accrued expenses.................................     385      471    2,692
   Income taxes payable.............................     --        58      250
   Deferred revenue.................................     141      201      270
                                                     -------  -------  -------
    Net cash provided by (used for) operating
     activities.....................................  (1,875)     359      347
                                                     -------  -------  -------
Cash flows from investing activities:
 Purchase of property and equipment.................    (553)  (1,610)  (4,399)
                                                     -------  -------  -------
Cash flows from financing activities:
 Proceeds from notes payable........................   2,071      600      --
 Borrowings under line of credit....................     --       --     1,000
 Payments on notes payable..........................     --      (607)    (349)
 Payments on advances from shareholder..............     (48)     --       --
 Proceeds from issuance of Mandatorily Redeemable
  Convertible Preferred Stock.......................   1,983    2,996      --
 Proceeds from issuance of Common Stock, net........      13        9      109
                                                     -------  -------  -------
    Net cash provided by financing activities.......   4,019    2,998      760
                                                     -------  -------  -------
Increase (decrease) in cash.........................   1,591    1,747   (3,292)
Cash and cash equivalents at beginning of period....     823    2,414    4,161
                                                     -------  -------  -------
Cash and cash equivalents at end of period.......... $ 2,414  $ 4,161  $   869
                                                     =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest............................. $    35  $    87  $   103
 Cash paid for income taxes......................... $   --   $   --   $ 2,470
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Notes and interest payable to shareholders
  exchanged for Mandatorily Redeemable Convertible
  Preferred Stock................................... $ 1,020  $   --   $   --
 Issuance of Common Stock in exchange for notes
  receivable from shareholders...................... $    30  $   --   $ 1,850

   The accompanying notes are an integral part of these financial statements.

                        INTERNATIONAL NETWORK SERVICES

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES:

 THE COMPANY

  International Network Services (the "Company") was incorporated in California in August 1991. The Company is a leading provider of services for complex enterprise networks. The Company provides services for the full life cycle of a network and maintains expertise in the most complex network technologies and multivendor environments. The Company operates in one industry segment.

 SIGNIFICANT ACCOUNTING POLICIES

  Fiscal year

  The Company's fiscal year is composed of four 13-week quarters, each of which ends on the last Sunday of the final fiscal month of the quarter, with the fiscal year ending on the Sunday closest to June 30. For financial statement presentation purposes, each fiscal year end is titled June 30th.

  Cash and cash equivalents

  All highly liquid investments with a maturity of three months or less from the date of purchase are considered cash equivalents. Cash equivalents were $2,646,000 and $311,000 at June 30, 1995 and 1996, respectively and consisted of money market deposits with two institutions.

  Property and equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, ranging from two to five years.

  Revenue recognition

  Substantially all of the company's revenue is derived from professional services which are generally provided to clients on a "time and expenses" basis. Revenue is recognized as services are performed. Payments received in advance of services performed are recorded as deferred revenue. The Company also performs a limited number of fixed-price engagements under which revenue is recognized using the percentage-of-completion method (based on the ratio of costs incurred to total estimated project costs). Provision for estimated losses on engagements is made during the period in which the loss becomes probable and can be reasonably estimated. To date, such losses have been insignificant. The Company reports revenue net of reimbursable expenses which are billed to and collected from clients. The Company also derives revenue from electronic services. Electronic services revenue is recognized ratably over the term of the contract.

 OPERATING EXPENSES

  Professional personnel

  Professional personnel expenses consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional and electronic services.

  Other costs

  Other costs include expenses related to professional personnel (other than compensation and benefits), including travel and entertainment, certain recruiting and professional development expenses, field facilities,

                        INTERNATIONAL NETWORK SERVICES
depreciation, expensed equipment, supplies and research and development expenses related to electronic services. Research and development expenses were $29,000, $78,000 and $879,000 for fiscal years 1994, 1995 and 1996, respectively. All research and development expenses, including software development costs, are charged to expense as incurred. Statement of Financial Accounting Standard No. 86 ("SFAS 86") requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. The capitalized costs are then amortized on a straight line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, costs incurred subsequent to achieving technological feasibility and prior to the general commercial release of the electronic services have not been significant. Accordingly, the Company has not capitalized any software development costs.

 INCOME TAXES

  The Company provides for income taxes using an asset and liability approach that recognizes deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

 CONCENTRATION OF CREDIT RISK

  The Company's accounts receivable are derived from revenue earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. In fiscal 1994 two customers accounted for 30% and 13% respectively of revenue. In fiscal 1995 no one customer accounted for more than 10% of revenues. In fiscal 1996, one customer accounted for 17% of revenue.

 NET INCOME (LOSS) PER SHARE

  Net income per share is computed using the weighted average number of common and common equivalent shares ("weighted average shares") outstanding during the period. Net loss per share for the year ended June 30, 1994 and net loss attributable to Common Stock per share for the years ended June 30, 1995 and 1994 exclude common stock equivalents. However, pursuant to the requirements of the Securities and Exchange Commission, common and common equivalent shares issued one year prior to the initial public offering date have been included in the computation as if they were outstanding for all periods presented, even if antidilutive (using the treasury stock method and the assumed initial public offering price). Common equivalent shares consist of Mandatorily Redeemable Convertible Preferred Stock (using the if converted method) and stock options and warrants (using the treasury stock method).

  The effect on net income per share of the reduction of the Company's indebtedness resulting from the use of proceeds resulting from the proposed initial public offering of the Company's Common Stock is to increase the historical net income for the year ended June 30, 1996 by $66,000 for the interest expense which was recorded associated with amounts owed under the Company's line of credit and notes payable. Earnings per share for the year ended June 30, 1996 is not affected by this adjustment as such amount is not significant.

                        INTERNATIONAL NETWORK SERVICES

 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of." SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 is effective for fiscal years beginning after December 15, 1995. Adoption of SFAS 121 is not expected to have a material impact on the Company's financial position or results of operations.

  In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value method of accounting for stock based compensation plans, and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company currently expects to elect to continue to measure compensation costs using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and to comply with the pro forma disclosure requirements of SFAS 123. If the Company makes this election, SFAS 123 will have no impact on the Company's financial statements.

 MANAGEMENT ESTIMATES AND ASSUMPTIONS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 PROPOSED PUBLIC OFFERING OF COMMON STOCK (UNAUDITED)

  On July 18, 1996, the Board of Directors authorized the Company to proceed with an initial public offering of the Company's Common Stock (the "Offering"). If the Offering contemplated by this Prospectus is consummated, all of the Mandatorily Redeemable Convertible Preferred Stock outstanding as of the closing date will automatically be converted on a one for one basis into an aggregate of 16,734,889 shares of Common Stock as of June 30, 1996. In addition, 237,053 shares of Common Stock will be issued upon the exercise of Common Stock warrants at $0.10 per share. Unaudited pro forma shareholders' equity at June 30, 1996, adjusted for the conversion of the Preferred Stock and issuance of Common Stock upon exercise of outstanding warrants is as follows (in thousands):

   Preferred stock, no par value, 5,000,000 shares authorized; no
    shares issued and outstanding.................................... $   --
   Common stock, no par value, 75,000,000 shares authorized;
    28,398,817 shares issued and outstanding.........................  12,391
   Notes receivable from shareholders................................  (1,880)
   Accumulated deficit...............................................    (604)
                                                                      -------
                                                                       $9,907
                                                                      =======

                        INTERNATIONAL NETWORK SERVICES

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                  JUNE 30,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
                                                               (IN THOUSANDS)
   Accounts receivable:
     Trade.................................................... $ 4,385  $12,375
     Less: allowance for doubtful accounts....................    (221)    (554)
                                                               -------  -------
                                                               $ 4,164  $11,821
                                                               =======  =======
   Property and equipment:
     Computer equipment....................................... $ 2,557  $ 6,511
     Furniture and fixtures...................................     167      612
                                                               -------  -------
                                                                 2,724    7,123
     Less: accumulated depreciation...........................  (1,198)  (2,984)
                                                               -------  -------
                                                               $ 1,526  $ 4,139
                                                               =======  =======
   Accrued expenses:
     Accrued compensation and employee benefits............... $   905  $ 3,356
     Other liabilities........................................      49      348
                                                               -------  -------
                                                               $   954  $ 3,704
                                                               =======  =======

NOTE 3--MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  The Company has authorized 17,000,000 shares of Mandatorily Redeemable Convertible Preferred Stock, of which 2,848,000, 6,849,000 and 7,037,967 shares were designated as Series A, B and C, respectively.

  In March 1994, the Company issued $1,000,000 of convertible notes payable to existing shareholders which bore interest at 7%. In June, 1994, the notes, plus accrued interest of $20,000, were converted at $.79 ("Original Issue Price") per share into 1,291,798 shares of Series C Preferred Stock. In addition, the Company issued an additional 2,531,645 shares of Series C Preferred Stock at $.79 per share for aggregate proceeds, net of issuance costs, of $1,983,000. In connection with the issuance of the Series C Preferred Stock, the Company issued a warrant to one investor to purchase up to an additional 1,315,789 shares of Series C Preferred Stock at $1.14 per share through July 1, 1995. No value was assigned to the warrant as its fair value at the time of issuance was considered nominal. The warrant was exercised in June 1995, resulting in aggregate proceeds, net of issuance costs, of $1,496,000.

  In July 1994, the Company issued 1,898,735 shares of Series C Preferred Stock at a purchase price of $.79 per share for aggregate proceeds of $1,500,000.

  The Series A, B and C Mandatorily Redeemable Convertible Preferred Stock together are hereinafter referred to as Preferred Stock. The Company has reserved 16,734,889 shares of Common Stock for the conversion of Preferred Stock upon the closing of the offering.

                        INTERNATIONAL NETWORK SERVICES

  A summary of Preferred Stock activity is a follows:

                                                       SHARES       AMOUNT
                                                     ---------- --------------
                                                                (IN THOUSANDS)
   Balance at June 30, 1993.........................  9,696,922    $ 4,007
     Issuance of Series C Preferred Stock for cash,
      net of expenses...............................  3,823,443      3,003
     Accretion of Preferred Stock...................        --         403
                                                     ----------    -------
   Balance at June 30, 1994......................... 13,520,365      7,413
     Issuance of Series C Preferred Stock for cash,
      net of expenses...............................  3,214,524      2,996
     Accretion of Preferred Stock...................        --         883
                                                     ----------    -------
   Balance at June 30, 1995......................... 16,734,889     11,292
     Accretion of Preferred Stock...................        --       1,135
                                                     ----------    -------
   Balance at June 30, 1996......................... 16,734,889    $12,427
                                                     ==========    =======

  Holders of Preferred Stock have certain rights, preferences and restrictions with respect to dividends, redemption, conversion, liquidation and voting as set forth in the Articles of Incorporation and summarized below.

 DIVIDEND RIGHTS

  Holders of Preferred Stock are entitled to receive a non-cumulative dividend of 8% of the respective Original Issue Prices per year, if and when declared by the Board of Directors.

 VOTING RIGHTS

  Each share of Preferred Stock is entitled to one vote for each share of Common Stock into which the Preferred Stock is convertible. Holders of Series B Preferred Stock are entitled to elect two directors only when and if at least 4,000,000 shares of Series B Preferred Stock are outstanding. Holders of Series A Preferred Stock are entitled to elect one director only when and if at least 1,500,000 shares of Series A Preferred Stock are outstanding. In addition, certain matters, as defined in the Company's Articles of Incorporation, require the approval of the holders of Series B and C Preferred Stock, provided the requisite number of each class are outstanding.

 LIQUIDATION RIGHTS

  In the event of liquidation and to the extent assets are available, the holders of Preferred Stock are entitled to a liquidation preference distribution of an amount equal to the sum of the Original Issue Price plus all declared but unpaid dividends. After the liquidation preference distribution, remaining assets shall be distributed to all holders of Common and Preferred Stock on an as-if-converted basis, except that the maximum total distribution to holders of Series A, Series B and Series C Preferred Stock will not exceed $1.007 per share, $1.007 per share, and $1.14 per share, respectively.

 REDEMPTION

  At any time after May 19, 1998, a vote of two-thirds of the then outstanding shares of Series B and Series C Preferred Stock, voting together as a single class, may require the Company to redeem all outstanding Preferred Stock at a per share price equal to the Original Issue Price plus a 10% accretion per year, compounded annually. The redemption amount shall be payable in three equal annual installments. Accretion of Preferred Stock was $403,000, $883,000 and $1,135,000 for fiscal 1994, 1995 and 1996, respectively.

                        INTERNATIONAL NETWORK SERVICES

 CONVERSION RIGHTS

  Each share of Preferred Stock is convertible at any time into one share of Common Stock, subject to adjustments in the case of certain dilutive events. Each share of Preferred Stock will automatically convert upon the affirmative vote of the holders of a majority of the outstanding shares of Series B and Series C Preferred Stock, voting together as a single class, or upon the effectiveness of a registration statement under the Securities Act of 1933, as amended, for which the gross proceeds are at least $7,500,000 and the price per share is at least $1.65.

NOTE 4--COMMON STOCK:

  In connection with the Convertible Notes issued in March 1994, the Company issued warrants to purchase a total of 253,163 of the Company's Common Stock at $0.10 per share. The warrants expire on the earlier of the consummation of the initial public offering or on March 1, 1999. No value was ascribed to these warrants as their fair value at the time of issuance was considered nominal. In August 1995, 16,110 shares were issued in connection with the exercise of certain of these warrants. The Company has reserved 237,053 shares of Common Stock for issuance upon the exercise of certain of the remaining warrants.

  Certain Common Stock option holders (see Note 5) have the right to exercise unvested options, subject to a repurchase right held by the Company. At June 30, 1996, 2,394,890 of the shares issued on the exercise of options were subject to repurchase by the Company at the original purchase price in the event of employee termination.

 NOTES RECEIVABLE FROM SHAREHOLDERS

  In exchange for the issuance of Common Stock upon exercise of options in fiscal 1994 and 1996, the Company received notes receivable from shareholders which bear interest at rates varying from 5.33% to 5.91% per annum. Principal and interest are due and payable at different dates between 1998 and 1999. The outstanding balance of such notes receivable has been included in shareholders' deficit.

                        INTERNATIONAL NETWORK SERVICES

NOTE 5--STOCK OPTION PLAN:

  Under the Company's 1992 Flexible Stock Incentive Plan (the "1992 Plan"), 8,000,000 shares of Common Stock have been reserved for issuance pursuant to options, stock and stock appreciation rights and may be granted to employees, directors and consultants. Incentive stock options must be granted at fair market value at the date of grant, and nonstatutory stock options and stock appreciation rights may be granted at not less than 85% of fair market value on the date of grant. Options generally vest over a 50 month period and expire over terms not exceeding ten years from the date of grant.

  A summary of stock option activity is as follows:

                                                        NUMBER OF    EXERCISE
                                                         OPTIONS      PRICE
                                                        ----------  ----------
   Balance at June 30, 1993............................  1,771,500  $0.01-0.04
     Granted...........................................  1,599,500  $     0.04
     Exercised......................................... (1,172,800) $0.01-0.04
     Canceled..........................................   (217,700) $     0.01
                                                        ----------
   Balance at June 30, 1994............................  1,980,500  $0.01-0.04
     Granted...........................................  1,441,475  $0.08-0.25
     Exercised.........................................   (539,520) $0.01-0.08
     Canceled..........................................   (205,480) $0.01-0.25
                                                        ----------
   Balance at June 30, 1995............................  2,676,975  $0.01-0.25
     Granted...........................................  3,486,350  $0.25-7.00
     Exercised......................................... (3,016,445) $0.01-4.50
     Canceled..........................................   (977,420) $0.01-4.50
                                                        ----------
   Balance at June 30, 1996............................  2,169,460  $0.01-7.00
                                                        ==========

  At June 30, 1996, 720,910 options were fully vested and exercisable at prices ranging from $0.01 to $2.50 and 212,879 options were reserved for future grant.

  Subsequent to June 30, 1996, the Company granted options to purchase an aggregate of 301,700 shares of Common Stock at an exercise price of $8.00 per share.

                        INTERNATIONAL NETWORK SERVICES

NOTE 6--INCOME TAXES:

  No provision for income taxes was recorded for the year ended June 30, 1994 as the Company incurred net operating losses during the period. The provision for income taxes for the years ended June 30, 1995 and 1996 consists of the following (in thousands):

                                                                     JUNE 30,
                                                                    -----------
                                                                    1995  1996
                                                                    ---- ------
   Current:
     Federal....................................................... $ 22 $1,940
     State.........................................................   36    757
                                                                    ---- ------
                                                                      58  2,697
                                                                    ---- ------
   Deferred:
     Federal.......................................................  --    (757)
     State.........................................................  --    (100)
                                                                    ---- ------
                                                                     --    (857)
                                                                    ---- ------
                                                                    $ 58 $1,840
                                                                    ==== ======

  The provision (benefit) for income taxes differs from the amount determined by applying the U.S. statutory income tax rate to income (loss) before income taxes as summarized below (in thousands).

                                                         YEAR ENDED JUNE 30,
                                                         ----------------------
                                                          1994   1995    1996
                                                         ------  ------ -------
   Tax provision (benefit) at statutory rate............ $ (474) $ 283  $ 1,604
   State income taxes, net of federal benefit...........    (86)    49      370
   Change in valuation allowance........................    535   (247)    (309)
   Nondeductible expenses...............................     25      5       98
   Other................................................    --     (32)      77
                                                         ------  -----  -------
                                                         $  --   $  58  $ 1,840
                                                         ======  =====  =======

  Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company provides a valuation allowance for deferred tax assets when it is more likely than not, based on available evidence, that some portion or all of the deferred tax assets will not be realized. Based on a reevaluation of the realizability of future tax benefits based on income earned in fiscal 1996, creating available tax carrybacks, the Company reversed the previously established valuation allowance during fiscal 1996. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                     JUNE 30,
                                                                    -----------
                                                                    1995   1996
                                                                    -----  ----
   Depreciation.................................................... $ 177  $355
   State income taxes..............................................     3   177
   Allowance for doubtful accounts and other reserves..............   129   325
                                                                    -----  ----
                                                                      309   857
   Valuation allowance.............................................  (309)  --
                                                                    -----  ----
                                                                    $ --   $857
                                                                    =====  ====

                        INTERNATIONAL NETWORK SERVICES

NOTE 7--COMMITMENTS:

  The Company leases office space for its corporate headquarters and various field offices.

  Future annual minimum lease payments under all noncancellable operating leases as of June 30, 1996 are as follows (in thousands):

     FISCAL YEAR
     -----------
     1997................................................................ $  788
     1998................................................................    774
     1999................................................................    693
     2000................................................................    630
     2001................................................................    515
     Thereafter..........................................................     29
                                                                          ------
                                                                          $3,429
                                                                          ======

  Total rent expense for the years ended June 30, 1994, 1995 and 1996 was approximately $314,000, $374,000 and $545,000, respectively.

NOTE 8--LINES OF CREDIT AND NOTES PAYABLE:

  The Company has a $6.0 million revolving line of credit with a bank which expires in June 1997. Borrowings under the revolving line of credit are limited to 80% of eligible domestic accounts receivable, and bear interest at the bank's prime rate plus 1.00%, 9.25% at June 30, 1996. Borrowings under the revolving line of credit at June 30, 1996 totaled $1.0 million. The Company also has a $3.0 million term facility with the same bank which expires in June 1997. Borrowings under the term facility bear interest at the bank's prime rate plus 1.25%, 9.50% at June 30, 1996 and are payable in 36 monthly installments. There were no borrowings under the term facility at June 30, 1996.

  Long term debt of $1,064,000 and $715,000 at June 30, 1995 and 1996, respectively, relates to two notes payable of $600,000 each, dated April 18, 1994 and April 5, 1995, respectively. These notes bear interest at the bank's prime rate plus 1.25% and are payable in 36 equal monthly installments. Scheduled principal payments for fiscal 1997, 1998 and 1999 are $399,000, $266,000 and $50,000, respectively.

  These financing arrangements are secured by substantially all of the Company's assets and require the Company to comply with certain financial covenants. At June 30, 1996, the Company was in compliance with these financial covenants. In conjunction with these financing arrangements, the Company issued the bank a warrant on July 1, 1994 to purchase up to 63,291 shares of Series C Preferred Stock at $0.79 per share. The warrant expires on July 1, 1999 and will convert into Common Stock warrants upon consummation of an initial public offering prior to July 1, 1999. No value was assigned to this warrant as its fair value at the time of issuance was not material.

NOTE 9--SUBSEQUENT EVENTS:

 CERTAIN EQUITY TRANSACTIONS

  In July 1996, the Company's Board of Directors, subject to shareholder approval, approved an increase in the number of common shares authorized to 75,000,000 subject to completion of the proposed Offering. In addition, subject to shareholder approval and effective upon the closing of the proposed Offering, the Company will be authorized to issue 5,000,000 shares of undesignated preferred stock.

                        INTERNATIONAL NETWORK SERVICES

 EMPLOYEE STOCK PURCHASE PLAN

  Effective July 18, 1996, the Company's Board of Directors adopted, the Employee Stock Purchase Plan (the "Purchase Plan"), subject to shareholder approval, which will become effective upon the effective date of the proposed Offering. The Purchase Plan provides for the issuance of a maximum of 1,200,000 shares of Common Stock. Eligible employees can have up to 15% of their earnings withheld to be used to purchase shares of the Common Stock on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date.

 1996 STOCK OPTION PLAN

  Effective July 18, 1996, the Company's Board of Directors approved the 1996 Stock Option Plan (the "1996 Plan") as a successor to the "1992 Plan", subject to shareholder approval. The 1996 Plan will become effective upon the effective date of the proposed Offering and provides for the granting to employees (including officers and employee directors) of incentive stock options and for the granting to employees, directors (including non-employee directors) and consultants of nonstatutory stock options and stock purchase rights. In conjunction therewith, the Company's Board of Directors authorized an additional 5,500,000 shares for issuance under the 1996 Plan. The 1996 Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"). The exercise price of all incentive and nonstatutory stock options granted under the 1996 Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock (a "10% Shareholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of the grant. The maximum term of an option granted under the 1996 Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Shareholder). In the case of stock purchase rights, unless the Administrator determines otherwise, the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). Such repurchase option lapses at a rate determined by the Administrator. The purchase price for shares repurchased by the Company shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.

BEING A LEADING SERVICE PROVIDER REQUIRES A CLEAR MISSION AND CULTURE . . .

OUR MISSION:
Be the premier provider of services for complex enterprise networks.

OUR VALUES:
At INS, we
 . STRIVE TO BE THE BEST AT WHAT WE DO
 . RESPECT EACH OTHER AND WORK AS A TEAM
 . CONTINUALLY LEARN AND DEVELOP
 . ARE TRUSTWORTHY
 . EMPOWER EACH OTHER

OUR GOALS:
Use our values to guide our decisions and balance the interests of shareholders, clients and employees to maximize long-term Company value.

(Graphic of INS Values logo. The logo is a triangle with "Employee", "Client" and "Shareholder" written on each respective side and "INS Values" in the middle)

INVESTMENT IN PEOPLE . . .

In order to recruit and retain experienced, highly-qualified and highly-motivated personnel, INS provides a rich environment and culture, professional development and financial opportunities. Professional development includes career opportunities and on-the-job challenges, as well as training programs. The Company has established a training program, INS University, which includes a wide range of management and technical training. Compensation programs include cash compensation and stock programs that encourage an owner attitude and decisions by employees that maximize Company value.

(Photograph of training class)

AND DEVELOPMENT OF INNOVATIVE SERVICES.

The EnterprisePRO service is designed to collect data, generate reports and compile network information used in the optimization of networks. EnterprisePRO enables clients to obtain important network trending data without investing in network performance hardware and software, or devoting valuable staff time. EnterprisePRO provides interactive decision support for network performance management.

(Graphic of EnterprisePRO service architecture)

                (Insert Logo of International Network Services)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        AMOUNT
                                                                        TO BE
                                                                         PAID
                                                                       --------
     SEC registration fee.............................................   10,906
     NASD filing fee..................................................    3,663
     Nasdaq National Market listing fee...............................   50,000
     Printing and engraving expenses..................................  150,000
     Legal fees and expenses..........................................  285,000
     Accounting fees and expenses.....................................  160,000
     Directors' and officers' liability insurance.....................  175,000
     Blue Sky qualification fees and expenses.........................   10,000
     Transfer agent and registrar fees................................   10,000
     Miscellaneous fees...............................................    5,431
                                                                       --------
       Total.......................................................... $860,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article IV of the Registrant's Amended and Restated Articles of Incorporation (Exhibit 3.2 hereto) and Article IX of the Registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the California Corporation Code. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1992, the Registrant has issued and sold unregistered securities in the amounts, at the times and for the aggregate amounts of consideration listed below:

    (1) From April 1992 through August 15, 1996, the Registrant has granted stock options to purchase 9,912,525 shares of the Company's Common Stock at a weighted average exercise price of $1.96 per share to employees, consultants and directors pursuant to its Amended and Restated 1992 Flexible Stock Incentive Plan. Of these options, 2,838,380 have been canceled without being exercised, 4,757,225 have been exercised and 2,316,920 remain outstanding.

    (2) In May 1992, the Registrant issued 6,650,000 shares of Common Stock to the McKinney Family Trust at $0.01 per share for a total purchase price of $66,500.

    (3) In June 1993, the Company issued an aggregate of 2,848,000 shares of Series A Preferred Stock to the McKinney Family Trust in exchange for cancellation of certain indebtedness by the Company to the investor in the amount of $1,716,000.

    (4) In March 1994, the Company issued convertible promissory notes to seven investors in exchange for loans to the Company in the aggregate amount of $1,000,000. Such notes converted into 1,291,798 shares of Series C Preferred Stock in July 1994. The seven investors were the McKinney Family Trust, the Vernon R. and Lysbeth W. Anderson Family Trust, Brenton Anderson, Sigma Partners II, L.P., Sigma Associates II, L.P., Sequoia Capital V and Sequoia XXIV.

    (5) In July 1994, the Company issued warrants to the seven investors named in paragraph (4) to purchase an aggregate of 253,163 shares of the Company's Common Stock at an exercise price of $0.10 per share in exchange for aggregate consideration of $2,000. In August 1995, the Vernon R. and Lysbeth W. Anderson Family Trust and Brenton Anderson exercised warrants and purchased a total of 16,110 shares of Common Stock. The remaining warrants expire upon the closing of this offering.

    (6) In June 1993, the Company issued an aggregate of 6,848,922 shares of Series B Preferred Stock to nine investors at $0.336 per share for an aggregate purchase price of $2,299,998. The nine investors were the Vernon
  R. and Lysbeth W. Anderson Family Trust, Brenton Anderson, Sequoia Capital V, Sequoia Technology Partners V, Sequoia XXIII, Sigma Partners II, L.P., Sigma Associates II, L.P., the Board of Trustees of Leland Stanford Jr. University and Tracy S. Bloom.

    (7) In July 1994, the Company issued an aggregate of 5,722,178 shares of Series C Preferred Stock to 11 investors at $0.79 per share for an aggregate purchase price of $4,520,520 which consisted of $3,500,000 in cash and $1,020,521 worth of converted notes. The 11 investors were the McKinney Family Trust, the Vernon R. and Lysbeth W. Anderson Family Trust, Brenton Anderson, Sequoia Capital V, Sequoia XXIV, Sigma Partners II, L.P., Sigma Associates II, L.P., Cisco Systems, Inc., Canaan Capital Limited Partnership, Canaan Capital Offshore Limited Partnership, C.V., and Quai Limited.

    (8) In July 1994, the Company issued a warrant to Cisco Systems, Inc. to purchase an aggregate of 1,315,789 shares of Series C Preferred Stock at an exercise price of $1.14 per share. The warrant was exercised in June 1995.

    (9) In July 1994, the Company issued a warrant to Imperial Bank to purchase an aggregate of 63,291 shares of Series C Preferred Stock at a purchase price of $0.79 per share.

  The issuances of securities described in paragraph (1) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in paragraphs (2) through (9) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  1.1**  Form of Underwriting Agreement.
  3.1**  Restated Articles of Incorporation, as amended.
  3.2**  Amended and Restated Articles of Incorporation to be filed promptly after the closing of the offering.
  3.3**  Bylaws, as amended.
  3.4**  Amended and Restated Bylaws to take effect upon the closing of the offering.
  4.1**  Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2**  Specimen Common Stock Certificate.
  4.3**  Investors' Rights Agreement between the Registrant and the parties named therein dated June 11, 1993, as amended.
  4.4**  Warrant for Series C Preferred Stock issued to Imperial Bank.
  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1**  Form of Indemnification Agreement entered into between the Registrant and each of the executive officers and directors and certain key employees.

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 10.2**  Amended and Restated 1992 Flexible Stock Incentive Plan, as amended, and forms of agreements thereto.
 10.3**  1996 Stock Plan and form of agreement thereto.
 10.4**  1996 Employee Stock Purchase Plan.
 10.5**  Lease Agreement between the Registrant and Aetna Life Insurance
          Company dated May 8, 1996.
 10.6**  Credit Agreement between the Registrant and Imperial Bank dated June
          27, 1996.
 11.1**  Statement regarding computation of earnings per share.
 23.1    Consent of Price Waterhouse LLP, Independent Accountants.
 23.2**  Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

- --------
**Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULE

    Schedule II--Valuation and Qualifying Accounts...................... S-1

  Schedules not listed above have been omitted because the information required to be set forth therein in not applicable or shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the California Corporation Law, the Registrant's Amended and Restated Articles of Incorporation, the Registrant's Amended and Restated Bylaws, the Registrant's indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 12th day of September, 1996.

                                          INTERNATIONAL NETWORK SERVICES


                                          By:      /s/ Kevin J. Laughlin
                                             ---------------------------------
                                            Kevin J. Laughlin
                                            Vice President, Finance and Chief
                                            Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURES                          TITLE                 DATE
          ----------                          -----                 ----

               *                 Chairman of the Board and       September 12, 1996
_______________________________   Chief Executive Officer
      Donald K. McKinney          (Principal Executive
                                  Officer)

   /s/ Kevin J. Laughlin         Vice President, Finance,        September 12, 1996
_______________________________   Chief Financial Officer and
       Kevin J. Laughlin          Secretary (Principal
                                  Financial and Accounting
                                  Officer)

               *                 President and Director          September 12, 1996
_______________________________
         John L. Drew


               *                 Director                        September 12, 1996
_______________________________
      Vernon R. Anderson


               *                 Director                        September 12, 1996
_______________________________
         David Carlick


               *                 Director                        September 12, 1996
_______________________________
       Lawrence G. Finch


               *                 Director                        September 12, 1996
_______________________________
         Douglas Leone


               *                 Director                        September 12, 1996
_______________________________
       Donald A. LeBeau



*By:  /s/ Kevin J. Laughlin
    ---------------------------
       Kevin J. Laughlin
      as Attorney-in-Fact


                                                                         SCH. II

                         INTERNATIONAL NETWORK SERVICES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                             ADDITIONS
                                       ---------------------
                            BALANCE AT CHARGED TO CHARGED TO            BALANCE
                            BEGINNING  COSTS AND    OTHER                 END
                             OF YEAR    EXPENSES   ACCOUNTS  DEDUCTIONS OF YEAR
                            ---------- ---------- ---------- ---------- -------
Year Ended June 30, 1994
  Allowance for doubtful
   accounts................    $ 21       $222        --         (82)    $161
Year Ended June 30, 1995
  Allowance for doubtful
   accounts................    $161        262        --        (202)    $221
Year Ended June 30, 1996
  Allowance for doubtful
   accounts................    $221        610        --        (277)    $554

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.1**  Form of Underwriting Agreement.
  3.1**  Restated Articles of Incorporation, as amended.
  3.2**  Amended and Restated Articles of Incorporation to be filed promptly after the closing of the offering.
  3.3**  Bylaws, as amended.
  3.4**  Amended and Restated Bylaws to take effect upon the closing of the offering.
  4.1**  Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
  4.2**  Specimen Common Stock Certificate.
  4.3**  Investors' Rights Agreement between the Registrant and the parties named therein dated June 11, 1993, as amended.
  4.4**  Warrant for Series C Preferred Stock issued to Imperial Bank.
  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1**  Form of Indemnification Agreement entered into between the
          Registrant and each of the executive officers and directors and certain key employees.
 10.2**  Amended and Restated 1992 Flexible Stock Incentive Plan, as
          amended, and forms of agreements thereto.
 10.3**  1996 Stock Plan and form of agreement thereto.
 10.4**  1996 Employee Stock Purchase Plan.
 10.5**  Lease Agreement between the Registrant and Aetna Life Insurance
          Company dated May 8, 1996.
 10.6**  Credit Agreement between the Registrant and Imperial Bank dated
          June 27, 1996.
 11.1**  Statement regarding computation of earnings per share.
 23.1    Consent of Price Waterhouse LLP, Independent Accountants.
 23.2**  Consent of Wilson Sonsini Goodrich & Rosati (included in
          Exhibit 5.1).
 24.1**  Power of Attorney.
 27.1**  Financial Data Schedule.

- --------
**Previously filed.